Exhibit I-2
(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, may be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquiror may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.
Securities Code: 6344
July 30, 2010
Canon Machinery Inc.
85 Aza Nawatezaki, Minami Yamada-cho
Kusatsu-shi, Shiga, Japan
Isao Takasaki, President
Notice of Convocation of the Extraordinary General Meeting of Shareholders
Dear fellow shareholder:
We are pleased to invite you to the Extraordinary General Meeting of Shareholders to be held as described below.
If you are unable to attend the meeting in person, you will be entitled to vote in writing. Please read the attached referential documents, vote for or against the proposal in the voting card and return the completed voting card so that it may reach at or prior to 5:00 p.m. on Monday, August 16, 2010.
Particulars:

1.	Date and time:	Tuesday, August 17, 2010 from 10:00 a.m.
2.	Place:	Hotel Boston Plaza Kusatsu 3rd Floor, Lincoln Ballroom 1-27, Nishioji-cho, Kusatsu-shi, Shiga (See attached map)
3.	Purpose of the meeting:
Matter to be resolved:
	Proposal:	Approval to the execution of the Share Exchange Agreement between Canon Machinery Inc. (“Canon Machinery”) and Canon Inc.
4.	Voting by Proxy

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If you are unable to attend the meeting in person, you will be able to exercise your voting rights by designating another shareholder who is also entitled to vote; provided that you must submit a power of attorney.

*	If you attend the meeting in person, you will be asked to present the enclosed voting card at the reception.

*	Any revisions made to the referential documents for the general meeting of shareholders will be posted on our website (http://www.canon-machinery.co.jp/).

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Referential Documents for the General Meeting of Shareholders

Proposal:	Approval to the execution of the share exchange agreement between Canon Machinery and Canon Inc.
The Boards of Directors of Canon Machinery and Canon Inc. (“Canon”) adopted the resolutions for the share exchange under which Canon would become a wholly owning parent company of Canon Machinery and make Canon Machinery its wholly owned subsidiary (the “Share Exchange”) at their meetings both held on June 28, 2010, and Canon Machinery and Canon entered into the share exchange agreement (the “Share Exchange Agreement”).

We ask you to approve the execution of the Share Exchange Agreement.

The effective date of the Share Exchange is scheduled to occur on October 1, 2010, and Canon will effect the Share Exchange without approval of its general meeting of shareholders pursuant to Article 796, Paragraph 3 of the Companies Act.

Subject to approval of shareholders, Canon will become a wholly owning parent company of Canon Machinery on October 1, 2010, the effective date of the Share Exchange. Additionally, Canon Machinery will become a wholly owned subsidiary of Canon and Canon Machinery’s shares will be delisted on September 28, 2010 (the last trading day will be September 27, 2010).
1.	Reasons for effecting the Share Exchange
Under the corporate philosophy of kyosei—living and working together for the common good—the basic management policy of the Canon Group (the “Group”) is to contribute to the prosperity and well-being of the world while endeavoring to become a truly excellent global corporate group targeting continued growth and development. Based on this basic management policy, Canon launched two consecutive five-year management plans—Phase I of its Excellent Global Corporation Plan in 1996, and Phase II in 2001—with the aim of becoming a truly excellent global corporation. Through these two management plans, Canon Machinery promoted a range of management reforms, thoroughly strengthening its product competitiveness and financial base. Since 2006, under a new five-year management plan—Phase III, which targets further growth and improved corporate value—Canon is pursuing “sound growth,” making use of the solid management foundation achieved through the two preceding plans, and further expanding its corporate scale while maintaining a high level of profitability.

Since it became one of Canon’s consolidated subsidiaries in 2005, Canon Machinery has drastically enhanced the production efficiency of office equipment and supplies through its automated, unmanned production efforts, and has contributed to the realization of a high level of gross income on sales, thereby contributing to the development of the Group.

On the other hand, there has emerged a new issue of elevated labor costs in emerging countries, mainly in Asia, where most of the Group’s office equipment is produced, and the “world’s factory” depending on cheap and affluent labor power has reached a turning point. The Group views this development as a pressing issue, and considers it imperative to carry out the early deployment of automated, unmanned production systems, mainly at Canon Machinery, to avoid higher costs, thereby promptly improving production efficiency.

The Group also strives to fortify its industry equipment business to expand its business sphere. Canon Machinery’s original technologies and know-how are believed to be indispensable not only for the FA system and die bonder businesses, but also for launching the intelligent-production robot business, a next-generation business domain.

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Thus, in order to improve production efficiency and build up next-generation business, Canon and Canon Machinery must maintain a closer cooperative relationship and further accelerate their management speeds, based on the financial strength the Group has built up to date.

In light of these situations, Canon Machinery and Canon have reached a shared understanding that it is the urgent and pressing task to further enhance the synergy effect throughout the Canon Group by combining Canon’s strong R&D structure and financial base with Canon Machinery’s original technologies, further elevate its speed management by quickly creating a framework that enables the flexible and swift execution of the Group’s key strategies, and quick respond to a period of rising costs ahead of competitors and realize the early establishment of next-generation business, and have reached agreement on Canon Machinery becoming a wholly owned subsidiary of Canon through the Share Exchange.
2.	Brief Description of the Share Exchange Agreement
The following presents the text of the Share Exchange Agreement entered into by and between Canon Machinery and Canon, dated June 28, 2010:
Share Exchange Agreement (Duplicate)
THIS SHARE EXCHANGE AGREEMENT (“this Agreement”) is made and entered into, as of June 28, 2010, by and between Canon Inc. (having its address at 30-2, Shimomaruko 3-chome, Ota-ku, Tokyo; “Canon”) and Canon Machinery Inc. (having its address at 85 Aza Nawatezaki, Minami Yamada-cho, Kusatsu-shi, Shiga; “Canon Machinery”) upon the terms and conditions set forth hereinbelow:

Article 1. (Share Exchange)
In accordance with and subject to the provisions of this Agreement, Canon and Canon Machinery shall effect a share exchange under which Canon would become a wholly owning parent company of Canon Machinery and make Canon Machinery its wholly owned subsidiary (the “Share Exchange”), and Canon shall acquire all of Canon Machinery’s issued shares (other than those shares held by Canon).
Article 2. (Shares to Be Delivered upon the Share Exchange, and Allotment)
1.	Upon the Share Exchange, Canon shall deliver the number of shares of its common stock representing the total number of shares of common stock held by it in Canon Machinery multiplied by 0.61, in exchange for the shares of Canon Machinery’s common stock, to Canon Machinery’s shareholders (other than Canon; hereinafter the same) as of the point of time immediately prior to Canon’s acquisition of all of Canon Machinery’s issued shares (other than those shares held by Canon) by way of the Share Exchange (the “Base Time”).

2.	Upon the Share Exchange, Canon shall allot to each of Canon Machinery’s shareholders as of the Base Time 0.61 shares of its common shares for one share of common stock held by each of them in Canon Machinery.

3.	Any fraction of less than one share resulting from the allotment of shares of Canon’s common stock to the shareholders referred to in the immediately preceding Paragraph shall be treated by Canon pursuant to Article 234 of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same).

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4.	Canon shall issue no new share for shares of its common stock to be delivered upon the Share Exchange, and deliver shares held by it in treasury.
Article 3. (Amounts of Capital and Reserves)
Canon shall not increase the amounts of its capital and reserves upon the Share Exchange.
Article 4. (Effective Date of the Share Exchange)
The date on which the Share Exchange will become effective (the “Effective Date”) shall be October 1, 2010; provided, however, that this date may be changed by reason of the necessity for proceeding with the Share Exchange or other cause, as agreed upon between Canon and Canon Machinery after discussion.
Article 5. (General Meetings of Shareholders for Approval to the Share Exchange)
1.	Canon shall effect the Share Exchange without approval of the general meeting of shareholders to this Agreement pursuant to Article 796, Paragraph 3 of the Companies Act.

2.	Canon Machinery shall ask its shareholders to adopt a resolution for approval to this Agreement, as well as other matters necessary for the Share Exchange at the extraordinary general meeting of shareholders to be held on August 17, 2010 (the “General Meeting for Approval of the Share Exchange”).

3.	The procedures set forth in the preceding two (2) Paragraphs (including the date on which the General Meeting for Approval of the Share Exchange is to be held) may be changed by reason of the necessity for proceeding with the Share Exchange or other cause, as agreed upon between Canon and Canon Machinery after discussion.
Article 6. (Cancellation of Treasury Shares)
Canon Machinery shall cancel all of shares held by it in treasury as of the Base Time (including those shares to be repurchased by Canon Machinery in response to shareholders’ request for repurchase under Article 785 of the Companies Act) as of the Base Time pursuant to a resolution adopted at the meeting of Canon Machinery’s Board of Directors to be held prior to the Effective Date.
Article 7. (Treatment of Stock Acquisition Rights)
If Canon Machinery obtains an approval of this Agreement at the General Meeting for Approval of the Share Exchange, Canon Machinery shall repurchase and cancel the outstanding stock acquisition rights (shinkabu-yoyaku-ken) issued on November 1, 2004, the outstanding stock acquisition rights issued on November 1, 2005 and all other stock acquisition rights issued by Canon Machinery, and take any and all statutory actions necessary therefor, including board resolutions, all prior to the Effective Date.
Article 8. (Management of Company Assets)
Canon and Canon Machinery shall conduct their respective business operations and manage and operate their respective assets and properties with the duty of care of a prudent manager for the period from the date of the execution of this Agreement up to the Effective Date, and dividends from surplus and other activities that may have any material effect on their respective assets, properties, rights and obligations shall be effected as agreed in advance between Canon and Canon Machinery after discussion.

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Article 9. (Revision of the Share Exchange Terms; and Termination of This Agreement)
If there arises any material change in the financial condition or operating results of Canon or Canon Machinery due to an act of God or other cause for the period from the date of the execution of this Agreement up to the Effective Date, or if Canon receives notice of objection from the shareholders holding such number of shares as prescribed in Article 796, Paragraph 4 of the Companies Act and Article 197 of the Ordinance for Enforcement of the Companies Act or Canon or Canon Machinery is exposed to any circumstance that might have a material adverse effect on the closing of the Share Exchange due to the statutory requirements for permission, authorization or clearance or notification (including those under any foreign law) or other reason, Canon and Canon Machinery shall amend the Share Exchange terms and other provisions of this Agreement or terminate this Agreement, in either case as agreed upon after discussion.
Article 10. (Effect of This Agreement)
This Agreement shall cease to be effective either when Canon receives notice of objection from the shareholders holding such number of shares as prescribed in Article 796, Paragraph 4 of the Companies Act and Article 197 of the Ordinance for Enforcement of the Companies Act, provided that Canon’s general meeting of shareholders fails to adopt a resolution for approval to this Agreement and other matters necessary for the Share Exchange prior to the Effective Date or when the General Meeting for Approval of the Share Exchange fail to adopt a resolution for approval of this Agreement and other matters necessary for the Share Exchange.
Article 11. (Governing Law)
1.	This Agreement shall be governed by, and be interpreted in accordance with, the laws of Japan.
2.	It is agreed upon that the Tokyo District Court shall be the court of first instance having the exclusive jurisdiction over any dispute arising in relation to the performance and interpretation of this Agreement.
Article 12. (Matters to Be Discussed)
1.	Any matters not expressly stipulated in this Agreement and other matters necessary for the Share Exchange shall be determined in accordance with the purport of this Agreement as agreed upon between Canon and Canon Machinery after discussion.
2.	Any differences or other doubts in the interpretation of any provision of this Agreement shall be resolved through good-faith discussion between Canon and Canon Machinery.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, retaining one copy each after affixing their respective names and seals hereupon.
June 28, 2010

Canon:	Canon Inc. 30-2, Shimomaruko 3-chome, Ota-ku, Tokyo

Fujio Mitarai [seal] Chairman and CEO

Canon Machinery:	Canon Machinery Inc. 85 Aza Nawatezaki, Minami Yamada-cho Kusatsu-shi, Shiga

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Isao Takasaki [seal] President
3.	Brief Description of the Matters Prescribed in Article 184 of the Ordinance for Enforcement of the Companies Act
(1)	Matters regarding the reasonableness of the consideration for the exchange
(i)	Matters regarding the reasonableness of the total number or total amount of the consideration for the exchange

In order to secure the fairness of the share exchange ratio under the Share Exchange, Canon and Canon Machinery determined that each company would separately request an independent third-party appraisal agency to calculate the share exchange ratio, and designated Nomura Securities Co., Ltd. (“Nomura Securities”) and Daiwa Securities Capital Markets Co., Ltd. (“Daiwa Securities CM”), respectively, as the third-party appraisal agencies to calculate the share exchange ratio.

Nomura Securities calculated the share exchange ratio by performing the average market price analysis for Canon, and the average market price analysis, comparable companies analysis and discounted cash flow analysis (“DCF Analysis”) for Canon Machinery. The results of calculation under each of these analyses are as follows. The ranges of the share exchange ratio shown below represent the ranges of the number of shares of Canon common stock to be allotted for each share of Canon Machinery common stock.

For the average market price analysis, Nomura Securities made calculations based on the closing stock price on June 25, 2010, the average closing stock prices on the five (5) business days from June 21, 2010 up to June 25, 2010, the average closing stock prices for the one month from May 26, 2010 up to June 25, 2010, the average closing stock prices for the three (3) months from March 26, 2010 up to June 25, 2010, and the average closing stock prices for the six (6) months from December 28, 2009 up to June 25, 2010.

	Method Adopted	Ranges of Share Exchange Ratio
(i)	Average Market Price Analysis:	0.387 to 0.569
(ii)	Comparable Companies Analysis:	0.466 to 0.738
(iii)	DCF Analysis:	0.508 to 0.785
In calculating the share exchange ratio, Nomura Securities principally used the information provided by Canon and Canon Machinery, as well as publicly available information. Nomura Securities assumed that all of those materials and information were accurate and complete and has not independently verified their accurateness and completeness. Additionally, Nomura Securities has not conducted any independent evaluation, appraisal or assessment of the assets and liabilities (including contingent liabilities) of Canon, Canon Machinery and their affiliates, including analysis and evaluation of individual assets and liabilities, and has not requested any third-party institution to evaluate, appraise or assess them. The calculations of share exchange ratio by Nomura Securities reflect the information and economic conditions as of June 25, 2010. Nomura Securities also assumed that Canon Machinery’s financial forecast (including its profit plan and other information) had been reasonably reviewed and prepared by the managements of Canon and Canon Machinery based on the best forecast and judgment currently available to and possible for them.

Based on the assumptions set forth above and certain other preconditions, Nomura Securities rendered to Canon its opinion (fairness opinion) dated June 25, 2010 that the agreed upon number of shares of Canon common stock to be allotted for each share of Canon Machinery common stock is fair to Canon from a financial point of view.

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Given that the market prices are available, Daiwa Securities CM made the calculation of the share exchange ratio by adopting the market price analysis (Daiwa Securities CM designated June 24, 2010 as the base date, and adopted the average closing stock prices for the period from April 27, 2010, the business day immediately following the date on which the “earnings briefing for the first quarter during the fiscal year ending December 31, 2010 (U.S. accounting standards)” was released by Canon, to the base date, and for the periods of one months prior to the base date). Given that the market prices are available, Daiwa Securities CM made the calculation of the share exchange ratio by adopting the average market price analysis (Daiwa Securities CM designated June 24, 2010 as the base date, and adopted the average closing stock prices for the period from April 27, 2010, the business day immediately following the date on which the “earnings briefing for the first quarter during the fiscal year ending December 31, 2010 (U.S. accounting standards)” was released by Canon, to the base date, and the average closing stock prices for the periods of one month prior to the base date). In addition, Daiwa Securities CM made the calculation of the share exchange ratio by the DCF Analysis to reflect the future business activities in its appraisal. The appraisal range with the value of one share of Canon common stock being 1 is as shown below:

	Method Adopted	Appraisal Ranges of Share Exchange Ratio
(i)	Market Price Analysis:	0.531 to 0.550
(ii)	DCF Analysis:	0.588 to 0.757
In calculating the share exchange ratio, Daiwa Securities CM used the information provided by Canon and Canon Machinery, as well as publicly available information and data, and assumed that all of those materials, data and information were accurate and complete. Daiwa Securities CM has never independently verified the accurateness, credibility, completeness and reasonableness of those materials, data and information. Additionally, Daiwa Securities CM has not independently evaluated, appraised or assessed the assets and liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of Canon, Canon Machinery and their affiliates, including analysis and evaluation of individual assets and liabilities, and has never requested any third-party agency to evaluate, appraise or assess them. It is also assumed that Canon Machinery’s business plan and financial forecast has been reasonably prepared by the management of Canon Machinery pursuant to appropriate procedures and based on their current best forecast and judgment.

Based on the assumptions set forth above and other assumptions and qualifications, Daiwa Securities CM delivered to the board of directors of Canon Machinery its opinion dated June 25, 2010 that the agreed number of shares of Canon common stock to be allotted for one share of Canon Machinery common stock is fair to common shareholders of Canon Machinery (excluding Canon) from a financial point of view.

Canon and Canon Machinery diligently examined the results of professional analysis and advice on the calculation of the proposed share exchange ratio submitted by the above-mentioned third-party appraisal agencies designated by each company, and each company considered the capital relationship between Canon and Canon Machinery, the share exchange ratios in similar share exchange transactions in the past, the financial conditions, business performance trends, stock price trends, dividend trends and other relevant aspects of both companies. After repeated negotiations and discussions based on these aspects, it was determined that the share exchange ratio described below is reasonable and would contribute to shareholder interests of both companies. As a result, the Boards of Directors of Canon and Canon Machinery determined the share exchange ratio under the Share Exchange as described below at their meetings held on June 28, 2010, and Canon and Canon Machinery entered into the share exchange agreement.

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	Canon	Canon Machinery
Share exchange ratio:	1	0.61
The share exchange ratio may be changed after discussion between Canon and Canon Machinery, in case of a material change in the assumptions based on which the ratio was calculated.
(ii)	Reasons for selecting Canon’s shares of common stock as the consideration for the exchange
Canon Machinery selected Canon’s shares of common stock as the consideration for the exchange in consideration of protection of interests of Canon Machinery’s shareholders (such as (i) the high marketability of Canon shares; (ii) the availability of repurchase or additional purchase method to shareholders who cannot sell less than 100 Canon shares (i.e., the less-than-one-unit shares) that are allotted to them upon the Share Exchange on the exchange market; and (iii) the benefit of shareholders from sharing the potential synergies resulting from Canon becoming a wholly owning parent company of Canon Machinery and Canon Machinery becoming a wholly owned subsidiary of Canon), the group-wide capital policy after the Share Exchange, and other relevant aspects.
(iii)	Matters noted so that the Share Exchange would not impair the interest of Canon Machinery’s shareholders
Canon already holds 64.16% of the number of issued shares of Canon Machinery. In connection with the examination of the Share Exchange, Canon and Canon Machinery requested the separate third-party appraisal agencies to calculate the share exchange ratio in order to secure the fairness of the share exchange ratio under the Share Exchange. Based on the results of that calculation, Canon and Canon Machinery held negotiations and discussions, and the Boards of Directors of Canon and Canon Machinery adopted the resolution for the Share Exchange at the share exchange ratio agreed upon between them.

Canon Machinery received an opinion (fairness opinion) dated June 25, 2010 from Daiwa Securities CM that the share exchange ratio is fair to the common shareholders of Canon Machinery (excluding Canon) from a financial point of view.

Canon Machinery designated Oh-Ebashi LPC & Partners as its legal adviser, and received advice on appropriate steps and other actions for the Share Exchange from a legal point of view.
In order to avoid a conflict of interest, one director who concurrently serves as employee of Canon did not participate in the deliberation of and resolution for the Share Exchange at the meeting of the Board of Directors of Canon Machinery, and one outside auditor who concurrently serves as employee of Canon did not participate in the deliberation of the Share Exchange.
(2)	Referential matters on the consideration for the exchange
(i)	Provisions of Canon’s Articles of Incorporation
Articles of Incorporation of Canon Inc. (as amended as of March 27, 2009)

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ARTICLES OF INCORPORATION
OF
CANON INC.
(as amended March 27, 2009)

Chapter I. General Provisions
Trade Name
     Article 1. The Company shall be called CANON KABUSHIKI KAISHA, which shall be indicated in English as CANON INC.
Objects
     Article 2. The objects of the Company shall be to engage in the following business:
(1)	Manufacture and sale of optical machineries and instruments of various kinds.

(2)	Manufacture and sale of acoustic, electrical and electronic machineries and instruments of various kinds.

(3)	Manufacture and sale of precision machineries and instruments of various kinds.

(4)	Manufacture and sale of medical machineries and instruments of various kinds.

(5)	Manufacture and sale of general machineries, instruments and equipments of various kinds.

(6)	Manufacture and sale of parts, materials, etc. relative to the products mentioned in each of the preceding items.

(7)	Production and sale of software products.

(8)	Manufacture and sale of pharmaceutical products.

(9)	Telecommunications business, and information service business such as information processing service business, information providing service business etc.

(10)	Contracting for telecommunications works, electrical works and machinery and equipment installation works.

(11)	Sale, purchase, leasing of real properties, contracting for construction works, design of buildings and supervision of construction works.

(12)	Manpower providing business, property leasing business and travel business.

(13)	Business relative to investigation, analysis of the environment and purification process of soil, water, etc.

(14)	Any and all business relative to each of the preceding items.
Location of Head Office
     Article 3. The Company shall have its head office in Ohta-ku, Tokyo.
Corporate Organizations

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     Article 4. The Company shall have the following corporate organizations as well as a general meeting of shareholders and Directors:
(1)	Board of Directors;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors; and

(4)	Accounting Auditors.
Method of Giving Public Notice
     Article 5. Public notices of the Company shall be given in the Nihon Keizai Shimbun.
Chapter II. Shares
Number of Shares Issuable
     Article 6. The number of shares issuable by the Company shall be 3,000,000,000 shares.
Number of Shares Constituting One Unit
     Article 7. Number of shares constituting one unit of the Company shall be one hundred (100) shares.
     2. Shareholders who own Less-than-one-unit Shares of the Company may request that the Company sell a number of shares which, when added to the Less-than-one-unit Shares, would equal the number of shares constituting one unit; provided, however, that the Company is not obliged to do so if the Company does not own its own shares in the number which it is requested to sell.
Rights Regarding Less-than-one-unit Shares
     Article 8. Shareholders of the Company are not entitled to exercise any rights regarding their Less-than-one-unit Shares other than the rights described below:
(1)	The rights provided in each item of paragraph 2, Article 189 of the Corporation Law; and

(2)	The rights to request the sale of Less-than-one-unit Shares as provided in paragraph 2 of the preceding article.
Manager of the Register of Shareholders
     Article 9. The Company shall have a manager of the register of shareholders.
     2. The manager of the register of shareholders and its place of handling business shall be designated by resolution of the Board of Directors and a public notice shall be given of such matters.

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     3. The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company, and other operations relating to the register of shareholders and the register of stock acquisition rights shall be delegated to the manager of the register of shareholders and shall not be handled by the Company.
Regulations for Handling of Shares
     Article 10. Handling business relating to shares of the Company shall be governed by the regulations for the handling of shares to be established by the Board of Directors.
Acquisition of the Company’s Own Shares
     Article 11. Pursuant to the provision of paragraph 2, Article 165 of the Corporation Law, the Company may acquire the Company’s own shares by means of market transaction, etc. by resolution of the Board of Directors.
Chapter III. General Meeting of Shareholders
Convocation
     Article 12. The ordinary general meeting of shareholders shall be convened in March each year and the extraordinary general meeting of shareholders shall be convened whenever necessary.
     2. Unless otherwise provided by laws or ordinances, a general meeting of shareholders shall be convened by the Chairman-and-Director or the President-and-Director in accordance with a resolution of the Board of Directors.
     3. If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened by another Director in accordance with the order prescribed in advance by the Board of Directors.
Record Date for Ordinary General Meeting of Shareholders
     Article 13. The Company shall regard the shareholders entitled to vote and written or recorded in the final register of shareholders as of the last day of each business year as the shareholders who are entitled to exercise their rights as shareholders at the ordinary general meeting of shareholders for such business year.
Chairmanship
     Article 14. The chairmanship of a general meeting of shareholders shall be assumed by the Chairman-and-Director or the President-and-Director.
     2. If the Chairman-and-Director and the President-and-Director are unable to act, such chairmanship shall be assumed by another Director in accordance with the order prescribed in advance by the Board of Directors.
Method of Adopting Resolutions

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     Article 15. Unless otherwise provided by laws or ordinances or by these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders entitled to exercise voting rights who are present at the meeting.
     2. As to the resolutions under paragraph 2, Article 309 of the Corporation Law, they shall be adopted by a vote of two-thirds or more of the voting rights at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights at the general meeting of shareholders are present.
Exercise of Voting Rights by Proxy
     Article 16. Shareholders may exercise their votes by proxy. Provided, however, that such proxy shall be a single shareholder of the Company entitled to vote.
Chapter IV. Director and Board of Directors
Number
     Article 17. The Company shall have thirty (30) Directors or less.
Method of Election
     Article 18. The Directors shall be elected by resolution of a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.
     2. The election of Directors shall not be made by cumulative voting.
Term of Office
     Article 19. The term of office of Directors shall expire at the end of the ordinary general meeting of shareholders for the business year ending within one (1) year after their election.
Representative Directors
     Article 20. Directors to represent the Company shall be selected by resolution of the Board of Directors.
Directors with Specific Titles
     Article 21. By resolution of the Board of Directors, the Company shall select a Chairman-and-Director, a President-and-Director and other Directors with specific titles.
Convening and Presiding of the Board of Directors

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     Article 22. Unless otherwise provided by laws or ordinances, a meeting of the Board of Directors shall be convened and presided over by the Chairman-and-Director or the President-and-Director.
     2. If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened and presided over by another Director in accordance with the order prescribed in advance by the Board of Directors.
     3. Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.
Board of Directors
     Article 23. The Board of Directors shall be organized by all the Directors and, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, shall make decisions on the execution of important business of the Company.
     2. The Corporate Auditors of the Company are required to attend the Board meetings and express their opinions when they deem it necessary.
Omission of Resolution of Board of Directors
     Article 24. The Company shall deem that a resolution of the Board of Directors is adopted when it meets the requirements provided in Article 370 of the Corporation Law.
Regulations of the Board of Directors
     Article 25. The procedure for convening a meeting of the Board of Directors, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Board of Directors to be established by the Board of Directors.
Remuneration, etc.
     Article 26. The remuneration, bonuses and other financial benefits given by the Company in consideration of the performance of the duties (hereinafter “Remuneration, etc.”) of the Directors shall be determined by resolution of a general meeting of shareholders.
Chapter V. Corporate Auditor and Board of Corporate Auditors
Number
     Article 27. The Company shall have five (5) Corporate Auditors or less.

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Method of Election
     Article 28. The Corporate Auditors shall be elected by resolution of a general meeting of shareholders where shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.
Term of Office
     Article 29. The term of office of Corporate Auditors shall expire at the end of the ordinary general meeting of shareholders for the last business year ending within four (4) years after their election.
     2. The term of office of a Corporate Auditor elected to fill a vacancy shall expire with the expiration of the remaining term of office of the retired Corporate Auditor.
Full-Time Corporate Auditors
     Article 30. The Board of Corporate Auditors shall select from among the Corporate Auditors a full-time Corporate Auditor or Auditors.
Convening of the Board of Corporate Auditors
     Article 31. Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.
Board of Corporate Auditors
     Article 32. The Board of Corporate Auditors shall be organized by all the Corporate Auditors and, in addition to the matters provided by laws, shall make decisions on matters relating to the execution of the duties of the Corporate Auditors except to the extent that such decisions might impair any of the power of the Corporate Auditors.
Regulations of the Board of Corporate Auditors
     Article 33. The procedure for convening a meeting of the Board of Corporate Auditors, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Board of Corporate Auditors to be established by the Board of Corporate Auditors.
Remuneration, etc.
     Article 34. The Remuneration, etc. of Corporate Auditors shall be determined by resolution of a general meeting of shareholders.
Chapter VI. Accounting

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Business Year
     Article 35. The business year of the Company shall be from January 1 to December 31 each year.
Dividends from Surplus
     Article 36. The Company shall pay year-end dividends to the shareholders or registered pledgees written or recorded in the final register of shareholders as of the last day of each business year.
     2. By resolution of the Board of Directors, the Company may distribute interim dividends to the shareholders or registered pledgees written or recorded in the final register of shareholders as of June 30 each year.

I-2-16

(ii)	Matters regarding the method of realization of the consideration for the exchange

The shares of Canon’s common stock are traded on the First Section of Tokyo Stock Exchange, Inc., the First Section of Osaka Securities Exchange Co., Ltd., the First Section of Nagoya Stock Exchange, Inc., Fukuoka Stock Exchange, and Sapporo Securities Exchange.

Additionally, the financial instruments business operators (kinyu-shohin-torihiki-gyosha) (securities companies) throughout Japan act as intermediary, broker or otherwise for trading in the shares of Canon’s common stock.

(iii)	Matters on the market price of the consideration for the exchange

Average closing share price for Canon’s common stock on Tokyo Stock Exchange, Inc. for the three (3) months ending on the business day immediately preceding the date of the execution of the Share Exchange Agreement (i.e., June 28, 2010) was ¥4,026, while the closing price on the business day immediately preceding the date of the execution of the Share Exchange Agreement (i.e., June 25, 2010) was ¥3,530.

The market price of the consideration for the exchange and other relevant information are available from the stock price data published by Tokyo Stock Exchange, Inc. at URL (http://www.tse.or.jp/).

I-2-17

(3) Canon’s financial statement for the most recent fiscal year

BUSINESS REPORT
(From January 1, 2009 to December 31, 2009)
1. Current Conditions of the Canon Group
(1) Business Progress and Results
■  General Business Conditions
     Reviewing economic conditions in both Japan and overseas during the current term, the worst of the deep global recession seen at its onset ended, however, dire circumstances remained as a whole.
     The U.S. and European economies stopped their recession as stimulus measures began to take effect in the second half of the term, but remained precarious generally, facing problems such as a rising unemployment rate.
     Asian economies, on the other hand, began to recover aided primarily on the strength of Chinese domestic demand which started in the spring.
     The Japanese economy suffered a severe downturn through the first half as an ongoing decline in exports added to the effects of weak consumer spending and capital investment. The second half, though, saw an upturn mostly in exports to Asian countries and other signs of improvement. That said, however, poor conditions with regard to employment and corporate earnings kept a full-scale recovery out of reach.
     In foreign exchange markets, rapid yen appreciation took hold in the aftermath of the “Lehman shock” and the yen marked significant gains against both the U.S. dollar and the euro compared with the 108th business term.
     As to the situation of the markets in which the Canon Group operates, conditions for office-use products such as copying machines and multifunctional devices were generally weak in Japan and overseas, while demand for consumer products such as cameras and inkjet printers declined overall except for single lens reflex (SLR) cameras. The demand for both semiconductor production equipment and mirror projection mask aligners for LCDs also weakened due to further ongoing capital investment restraint by semiconductor and LCD panel manufacturers.
     Under such business conditions, the Canon Group set the current term, the fourth year of Phase III (2006 to 2010) of our “Excellent Global Corporation Plan,” as a “year for responding swiftly to the present difficult business conditions and preparing to take advantage of the future.” We are focusing on “improving management quality” and embarking on various measures to restructure ourselves as a lean organization.
     First, we succeeded in drastically reducing inventories by scaling down capacity at production bases, strengthening our supply chain management and other efforts.

I-2-18

     In product development, we made efforts to timely introduce competitive new products which excel in terms of functionality and performance, ease of use, reliability, design and cost performance, even during the recession.
     Particularly, we promoted development based on the “Cross-media Imaging” strategy which aims to deliver new value by linking various products in a sophisticated manner over an IT network, and we released “imageRUNNER ADVANCE series” networked multifunctional devices for office use, serving as the core of this strategy.
     Furthermore, to continuously create new business themes, we also embarked on structural improvements for our Headquarters R&D Operations.
     In the area of production, the entire Group worked to accelerate automation and in-house production. Reliability improvements of automated production facilities resulted in greater productivity and steady progress was also achieved in increasing in-house production.
     We worked on improving cost rate to firmly maintain adequate investment and solid cash flow management. Therefore, we achieved further progress with production and procurement reform activities and made efforts to thoroughly improve design quality by utilizing simulations and, thereby, boost development efficiency. As a result, we were able to minimalize the decrease in profits due to lower production volumes and product prices.
     In addition, as for product quality, which is critical for manufacturers, we took to heart the “supremacy of quality,” improved product quality thoroughly and worked to increase customer satisfaction.
     In the area of sales, we decided to establish a far-reaching system for cooperating with the U.S. companies Hewlett-Packard Development Company LP and Adobe Systems Incorporated, mainly to strengthen our solutions business in the office sector, and also accelerated the restructuring of our domestic Group sales subsidiaries. Other measures to steadily enhance the Group structure were taken by strengthening the U.S. direct sales network and centralizing European headquarter functions in London to more strongly tie them to sales functions.
     As described above, we took various actions under severe business conditions and, as a result, we recorded net sales of 3,209.2 billion yen (down 21.6% from the previous term), income before income taxes of 219.4 billion yen (down 54.4%), and net income attributable to Canon Inc. of 131.6 billion yen (down 57.4%), all on a consolidated basis. On a non-consolidated basis, we recorded net sales of 2,025.5 billion yen (down 25.6%), ordinary profit of 142.7 billion yen (down 60.3%), and net income of 80.8 billion yen (down 64.0%).

I-2-19

Net Sales (Consolidated)
Income before Income Taxes
(Consolidated)
Net Income Attributable to Canon Inc.
(Consolidated)
Net Sales (Non-Consolidated)
Ordinary Profit (Non-Consolidated)
Net Income (Non-Consolidated)

I-2-20

Constitution of Sales by Region
100 MILLIONS OF YEN

Consolidated	Non-Consolidated

■ Business Conditions by Operations
Sales by Operations
Consolidated

Operations	Sales	Change from Previous Term
	(100 millions of yen)	(%)

Office Business Unit	16,451	(26.8)

Consumer Business Unit	13,012	(10.6)

Industry and Others Business Unit	3,580	(31.5)

Eliminations	(951)	—

Total	32,092	(21.6)

Non-Consolidated

Operations	Sales	Change from Previous Term
	(100 millions of yen)	(%)

Office Business Unit	10,213	(30.4)

Consumer Business Unit	9,505	(14.0)

Industry and Others Business Unit	537	(64.0)

Total	20,255	(25.6)

Notes:	1.	Although “Business Conditions by Operations” was previously classified into “Business Machines (Office Imaging Products, Computer Peripherals, Business Information Products),” “Cameras” and “Optical and Other Products” according to product function and type, from this report, we have changed to classify into three business units, namely the “Office Business Unit,” “Consumer Business Unit,” and “Industry and Others Business Unit,” following business operation organization of Canon Inc.

	2.	The consolidated sales of each business unit includes the amount of intersegment sales.

I-2-21

● Office Business Unit
     For our office-use digital networked multifunctional devices, we took various measures amid a lack of corporate motivation toward capital investment. These included measures to boost sales of the “iR C3580” color machine and “iR 3245” black-and-white machine introduced in the previous term, and efforts to restructure the U.S. direct sales network. In the fall, we announced a new generation of multifunctional devices called the “imageRUNNER ADVANCE series,” and introduced 12 models, including the “C9075PRO/9065PRO,” “C7065/7055” and the “C5051/5051F.” This series has become the focus of attention as a line of products that not only offer more basic functions as multifunctional devices but also respond to the full range of user document needs via robust connections to IT environments and compatibility to a variety of system application software. Our solutions business aims to generate profits from both hardware and software by constantly developing and providing users with Internet services as well as with the latest in software offering the most advanced functions. All necessary resources were applied to selling “imageRUNNER ADVANCE series” products, which were deemed as strategic for this new business.
     For our “imagePRESS series” of printers for digital commercial printing, we worked to expand sales of color machines such as the “imagePRESS C7000VP” with strong results in this term particularly in Asia and Oceania. Additionally, to mark our full-scale entry into the market for black-and-white commercial printers, we introduced and made a good start of the high-speed “imagePRESS 1135” which offers both high-quality printing reproducing the beauty of true black and an output of up to 135 pages per minute.
     Regarding multifunctional devices for small mid-sized business owners, we launched products such as the “Satera MF8350Cdn” A4 color laser multifunctional device which offers four functions of copying, printing, faxing and scanning together with the high image quality technology we developed for our “imagePRESS series ” in a compact body.
     In laser beam printers, orders for OEM-brand products declined as the recession weighed heavily on customers. As for Canon-brand products in color machines, we expanded our lineup by introducing the A3-size compatible “Satera LBP9600C” and A4-size compatible “Satera LBP7700C,” both offering greater ease-of-use through the addition of features like a wide LCD panel, which can display onscreen animation, and the ability to print 30 pages per minute. We also worked to expand our solutions business, utilizing the “MEAP-Lite” function expansion system.
     In our “imagePROGRAF series” of large-format inkjet printers, we introduced four new products including “iPF755/750” whose high productivity and user friendliness rivals that of high-end models, and took steps to strengthen our solutions business by marketing the “PosterArtist 2009” poster auto design application which features powerful design and support functions and advanced design-editing capabilities well suited for CAD drawings, posters, signboards and a wide variety of other applications. As a result, we managed to increase our market share well above the previous term results amid recessionary conditions.
     Sales for this business unit fell by 26.8% on a consolidated basis and by 30.4% on a non-consolidated basis, both in comparison to the previous term.

I-2-22

Change in Sales
100 MILLIONS OF YEN
Consolidated
Non-Consolidated

I-2-23

● Consumer Business Unit
     In digital cameras, demand for SLRs remained relatively solid amid the global recession. Under such conditions, we launched some models including the “EOS Kiss X3” equipped with a 15.1 megapixel CMOS sensor, the high-performance “DIGIC 4” image processor for high image quality shooting and full HD video functionality, despite it being an entry-level model. We also launched an advanced amateur model, the “EOS 7D” with an 18.0 megapixel CMOS sensor, “Dual DIGIC 4” image processor for high-resolution and rich gradation expression, capable of a maximum continuous shooting speed of about 8 frames per second and the maximum burst capacity of about 94 frames. Furthermore, with solid sales results for the “EOS 5D Mark II” which was awarded “Camera of the Year” in the Camera Grand Prix 2009 and the “EOS Kiss X2,” SLR unit sales grew. As for interchangeable lenses for SLRs, the “EF 100mm F2.8L Macro IS USM” employing a new image stabilization system met with favorable reviews and cumulative production of our EF lens series reached the 50 million unit milestone in December.
     In the area of compact digital cameras, we launched six new models in our “IXY DIGITAL series.” One of these, the “IXY DIGITAL 930 IS” features the “DIGIC 4” image processor, a 12.1 megapixel CCD, wide-angle 24mm 5x zoom lens and 3.0-inch “Clear Live LCD T” monitor with touch-panel interface. We also added nine new products to our “PowerShot series.” One of them, the “PowerShot S90” is equipped with the “Dual Clear System” combining an ultra high-resolution CCD sensor and “DIGIC 4” image processor, which allows beautiful low-noise pictures and a wide-angle 28mm f/2.0 large-aperture 3.8x zoom lens.
     In digital video cameras, we secured a large share of the HD flash memory video camera market, which is expected to grow, by introducing products such as the “iVIS HF S11” and “iVIS HF21.” Both feature a double memory system comprised of a large 64GB internal flash memory and an SD/SDHC card, along with a “Canon Full HD CMOS” sensor, “DIGIC DV III” image processor and “Canon HD Video Lens” for recording high-quality, high-definition images.
     For our line of LCD projectors, we mounted sales promotion efforts focusing on the “WUX10 Mark II,” “SX80 Mark II” and other high-resolution and high image quality models especially well-suited for the production of images such as medical imagery and high resolution digital photo.
     Regarding broadcasting equipment, we secured a large share of the market by introducing portable HDTV camera lenses. These included the “HJ14eX4.3B” super-wide-angle lens offering optical performance of the highest level, and the compact and lightweight “KJ17eX7.7B” 17.0x zoom lens responding to the growing consumers’ demand for low-price products.
     As for inkjet printer, in the face of declining global demand, we took steps that included expanding sales channels among volume retailers in the U.S., recording strong sales of middle and top range multifunctional devices and implementing sales-boosting measures in China. This resulted in pushing unit sales beyond the result of the previous term. In the first half, we introduced the “PIXUS MX860” targeting home office users and the “PIXUS Pro9500 Mark II” for advanced amateurs. In the second half, we completely renewed our lineup for home users with new introductions of models featuring wireless LAN functionality, which has seen a particularly strong increase in demand. Examples included the “PIXUS MP990” multifunctional device which adds grey ink for a total of six ink colors and the “PIXUS MP640.” Meanwhile, sales of consumables suffered minimal losses as printing demand among end users remained solid despite the recession.
     In image scanners, the “CanoScan LiDE 200” and other products released in the previous term were well received allowing us to maintain our No. 1 share position in this market, even as market contraction reduced unit sales.
     Sales for this business unit fell by 10.6% on a consolidated basis and by 14.0% on a non-consolidated basis, both in comparison to the previous term.

I-2-24

Change in Sales
100 MILLIONS OF YEN
Consolidated
Non-Consolidated

I-2-25

● Industry and Others Business Unit
     Mirror projection mask aligners for LCDs fell substantially in terms of both units and sales in the current term. These declines became inevitable as forecasts of negative market growth for LCD panels as of the end of the previous term led panel manufacturers to postpone or freeze capital investments.
     Similarly, severe market conditions also prevailed for semiconductor production equipment, demand for which plummeted as semiconductor manufacturers kept investments in new capital equipment low.
     In response to these circumstances, we moved to implement a dramatic structural improvement of our semiconductor equipment business. One of the steps was to integrate the relevant operations of Canon Marketing Japan Inc. into Canon Inc. as of January 1, 2010. This change was undertaken to establish a system integrating everything from development and design, to production, sales and service and support and to include reflecting market trends and customer desires into products more rapidly and strengthening the technical capabilities of sales units.
     On the medical equipment front, we launched five new digital radiography systems, including the lightweight and thin “CXDI-55C” which offers a wide effective imaging area. Strong sales of these products in China and other parts of Asia helped to keep unit sales on a par with the previous term’s result.
     For sales of ophthalmic devices, we made efforts to expand sales by introducing products such as “CR-1 Mark II,” a non-mydriatic digital retinal camera capable of producing high-quality images with low flash intensity and the “CX-1,” Canon’s first mydriatic/non-mydriatic hybrid digital retinal camera, which is a compact, lightweight and easy-to-use model that employs a newly developed specialized digital camera unit enabling high-resolution 15.1 megapixel images.
     Document scanners handled by Canon Electronics Inc. met with lower sales, despite efforts to expand sales including the introduction of products such as the highly durable, highly speedy “DR-9050C/7550C/6050C” and the extremely compact and portable “DR-150.”
     Regarding calculators handled by Canon Electronic Business Machines (H.K.) Co., Ltd., the “X-Mark I” with its refined design and other products utilizing recycled materials drew attention, however, sales of its mainstay commercial printing calculators faltered on a marked decline in corporate demand. On another front, we released, to rave reviews, the “wordtank V823,” with substantial content for Chinese language learners, and four models of the compact “wordtank S500 series” offering a color LCD screen and carefully selected content.
     Die bonders handled by Canon Machinery Inc. and magnetic head film deposition equipment handled by Canon ANELVA Corporation were low due to the effect of capital investment restraint by customers.
     Sales for this business unit fell by 31.5% on a consolidated basis and by 64.0% on a non-consolidated basis, both in comparison to the previous term.

I-2-26

Change in Sales
100 MILLIONS OF YEN
Consolidated
Non-Consolidated

I-2-27

(2) Facilities Investment
     The investment in facilities during this term totaled 216.1 billion yen (128.2 billion yen by the Company), which are mainly as follows:

Main facilities completed during this term
• Canon Virginia, Inc.: Land and New Production Base (Office Business Unit)
Location: Virginia, U.S.A.
Date of Completion: May, 2009

• Hita Canon Materials Inc.: Land (Office Business Unit)
Location: Hita-shi, Oita Pref.
Date of Completion: June, 2009
*To be leased to Hita Canon Materials Inc. by the Company

• Nagasaki Canon Inc.: Land (Consumer Business Unit)
Location: Hasami-cho, Higashisonogi-gun, Nagasaki Pref.
Date of Completion: July, 2009
*To be leased to Nagasaki Canon Inc. by the Company

• Canon Dalian Business Machines, Inc.: New Production Base (Office Business Unit)
Location: Liaoning Province, China
Date of Completion: November, 2009

• Canon Electronics Inc.: Land and New Tokyo Headquarters (Office Business Unit, Industry and Others Business Unit)
Location: Minato-ku, Tokyo
Date of Completion: December, 2009

Main facilities under construction for establishment/expansion as of the end of this term

• Nagasaki Canon Inc.: New Administration and Welfare Building / New Production Base (Consumer Business Unit)
Location: Hasami-cho, Higashisonogi-gun, Nagasaki Pref.
*To be leased to Nagasaki Canon Inc. by the Company

• Kawasaki Office of the Company: New R&D Building (Headquarters Operations)
Location: Kawasaki-shi, Kanagawa Pref.

• Oita Canon Materials Inc.: New Production Base (Office Business Unit)
Location: Oita-shi, Oita Pref.
*To be leased to Oita Canon Materials Inc. by the Company

• Toride Office of the Company: New Production Base (Office Business Unit)
Location: Toride-shi, Ibaraki Pref.

• Canon Chemicals Inc.: New Production Base (Office Business Unit)
Location: Kasama-shi, Ibaraki Pref.
*To be leased to Canon Chemicals Inc. by the Company

I-2-28

(3) Management Perspectives
     Although the global economy has generally entered a recovery trend, there are still various risk factors such as weakened effects of stimulus measures in various countries, worsening employment conditions and consequent weakness in consumer spending, and it is necessary to maintain a close watch on what is a very uncertain future. It is expected that the global economy will continue to be trapped in a slow, L-shaped recovery, with business conditions facing the Canon Group remaining severe for the foreseeable future.
     The Canon Group has, however, successfully managed to further strengthen its financial condition, by implementing various management reforms undertaken until this term. Therefore, we have designated 2010, the final year of Phase III (2006-2010) of our “Excellent Global Corporation Plan,” as our “First Year of Growth,” a turning point to the growth mode. We will make full efforts to improve business performance at a speed that exceeds that of the economic recovery under a new growth strategy.
     We will begin by focusing on the introduction of innovative products and services that take markets by storm. For example, we strive to utilize the most of technologies and personnel resources we have developed throughout our history to identify market trends early on and create novel products and services like the “imageRUNNER ADVANCE series” which has the potential to become the core of the promising solutions business.
     Next, we will also focus on capturing significant portions of markets in China and other parts of Asia, where significant growth beyond that of the industrialized nations can be expected. Our approach will be to maximize our competitiveness by thoroughly considering the characteristics of individual regions and revising our sales strategies from the ground up.
     In addition, we will make Océ N.V., a Dutch printer manufacturer with strengths in printers for commercial use and large-format printers for business use, into a consolidated subsidiary and by doing so, we will enhance our direct-sales and direct-service systems, mainly in Europe and the U.S., and apply its technologies and products to overwhelmingly achieve the No.1 position in the printing industry. With the addition of Océ to the Canon Group serving as a foothold, we will also accelerate efforts to achieve our long-held objective of constructing a global tri-polar (Japan, U.S., and Europe) business creation organization.
     To nurture the development of new businesses, we plan to search for and develop existing businesses and peripheral businesses, enhance Group company sales to non-Group members and swiftly establish positions in next-generation businesses such as medical imaging and industrial robots.
     As we move ahead with the measures mentioned above, we will remain steadfast in our efforts to achieve further improvements in management quality. To strengthen profit structure, we will work on restructuring our semiconductor business, strengthening our office equipment business and creating an optimal production system.
     We will also continue to promote inventory reductions as we further strive for “supremacy of quality.”

I-2-29

(4) Status of Assets and Earnings
Consolidated

	105th Business Term	106th Business Term
	(Jan. 1, 2005-Dec. 31, 2005)	(Jan. 1, 2006-Dec. 31, 2006)

Net Sales (100 millions of yen)	37,542	41,568

Income before Income Taxes (100 millions of yen)	6,120	7,191

Net Income Attributable to Canon Inc. (100 millions of yen)	3,841	4,553

Basic Net Income Attributable to Canon Inc. Stockholders Per Share (yen)	288.63	341.95

Total Assets (100 millions of yen)	40,436	45,219

Total Canon Inc. Stockholders’ Equity (100 millions of yen)	26,047	29,866

Notes: 1.	Canon’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles.

2.	Basic net income attributable to Canon Inc. stockholders per share is calculated based on the weighted average number of outstanding shares during the term.
Non-Consolidated

	105th Business Term	106th Business Term
	(Jan. 1, 2005-Dec. 31, 2005)	(Jan. 1, 2006-Dec. 31, 2006)

Net Sales (100 millions of yen)	24,815	27,297

Ordinary Profit (100 millions of yen)	4,407	5,240

Net Income (100 millions of yen)	2,893	3,375

Net Income Per Share (yen)	325.83	253.48

Total Assets (100 millions of yen)	26,528	29,381

Net Assets (100 millions of yen)	18,754	21,093

Notes: 1.	Net income per share is calculated based on the weighted average number of outstanding shares during the term.

2.	The Company implemented a three-for-two stock split on July 1, 2006. The net income per share for the 106th business term has been calculated on the basis that the stock split was made at the beginning of the term.

I-2-30

107th Business Term	108th Business Term	109th Business Term
(Jan. 1, 2007-Dec. 31, 2007)	(Jan. 1, 2008-Dec. 31, 2008)	(Jan. 1, 2009-Dec. 31, 2009)

44,813	40,942	32,092

7,684	4,811	2,194

4,883	3,091	1,316

377.59	246.21	106.64

45,126	39,699	38,476

29,223	26,598	26,881

3.	Canon has made a three-for-two stock split on July 1, 2006. Basic net income attributable to Canon Inc. stockholders per share for the 105th business term has been calculated based on the number of issued shares following the implementation of the stock split. The basic net income attributable to Canon Inc. stockholders per share for the 106th business term has been calculated on the basis that the stock split was made at the beginning of the term.

107th Business Term	108th Business Term	109th Business Term
(Jan. 1, 2007-Dec. 31, 2007)	(Jan. 1, 2008-Dec. 31, 2008)	(Jan. 1, 2009-Dec. 31, 2009)

28,879	27,211	20,255

5,528	3,591	1,427

3,670	2,241	808

283.75	178.50	65.44

27,909	26,190	25,511

18,906	18,650	18,127

3.	Effective from 106th business term, the Company adopted Accounting Standards Board Statement No. 5 “Accounting Standard for Presentation of Net Assets in the Balance Sheet” issued by the Accounting Standards Board of Japan on December 9, 2005 and Accounting Standards Board Guidance No. 8 “Guidance on Accounting Standards for Presentation of Net Assets in the Balance Sheet” issued by the Accounting Standards Board of Japan on December 9, 2005.

I-2-31

(5) Main Activities
     Canon Group is engaged in the development, manufacture and sales of the following products.

Operations	Main Products

Office Business Unit	Office Network Digital Multifunction Devices (MFDs),

Color Network Digital MFDs,

Personal-use Network Digital MFDs,

Office Copying Machines,

Full-color Copying Machines,

Personal-use Copying Machines,

Laser Printers,

Large Format Inkjet Printers

Consumer Business Unit	Digital SLR Cameras,

Compact Digital Cameras,

Interchangeable Lenses,

Digital Video Cameras,

Inkjet Multifunction Printers,

Single Function Inkjet Printers,

Image Scanners,

Broadcast-use Television Lenses

Industry and Others Business Unit	Semiconductor Production Equipment,

Mirror Projection Mask Aligners for LCD Panels,

Medical Image Recording Equipment,

Magnetic Heads,

Micromotors

Computers,

Handy Terminals,

Document Scanners,

Calculators

I-2-32

(6) Canon Group Global Network
■ Major Domestic Bases

Name [Location]

Canon Inc.
Headquarters      [Tokyo]
Kawasaki Office      [Kanagawa Pref.]
Ayase Plant      [Kanagawa Pref.]
Hiratsuka Plant      [Kanagawa Pref.]
Oita Plant      [Oita Pref.]
Tamagawa Office      [Kanagawa Pref.]
Kosugi Office      [Kanagawa Pref.]
Toride Plant      [Ibaraki Pref.]
Fuji-Susono Research Park      [Shizuoka Pref.]
Yako Office      [Kanagawa Pref.]
Utsunomiya Plant      [Tochigi Pref.]
Ami Plant      [Ibaraki Pref.]
Manufacturing
Oita Canon Inc.      [Oita Pref.]
Canon Chemicals Inc.      [Ibaraki Pref.]
Nagahama Canon Inc.      [Shiga Pref.]
Fukushima Canon Inc.      [Fukushima Pref.]
Oita Canon Materials Inc.      [Oita Pref.]
Marketing
Canon Marketing Japan Inc.      [Tokyo]
Canon Software Inc.      [Tokyo]
Canon System & Support Inc.      [Tokyo]
Canon IT Solutions Inc.      [Tokyo]
R&D, Manufacturing and Marketing
Canon Electronics Inc.      [Saitama Pref.]
Canon Finetech Inc.      [Saitama Pref.]
Canon Machinery Inc.      [Shiga Pref.]
Canon Precision Inc.      [Aomori Pref.]
Canon ANELVA Corporation      [Kanagawa Pref.]

I-2-33

■ Major Overseas Bases

Name [Location]

R&D
Canon Development Americas, Inc.      [U.S.A.]
Canon Technology Europe Ltd.       [U.K.]
Canon Research Centre France S.A.S.       [France]
Canon Information Systems Research Australia Pty. Ltd.       [Australia]
Manufacturing
Canon Virginia, Inc.      [U.S.A.]
Canon Giessen GmbH      [Germany]
Canon Bretagne S.A.S.      [France]
Canon Dalian Business Machines, Inc.      [China]
Canon Zhuhai, Inc.       [China]
Canon Zhongshan Business Machines Co., Ltd.      [China]
Canon (Suzhou) Inc.      [China]
Canon Inc., Taiwan      [Taiwan]
Canon Hi-Tech (Thailand) Ltd.      [Thailand]
Canon Vietnam Co., Ltd.      [Vietnam]
Canon Opto (Malaysia) Sdn. Bhd.       [Malaysia]
Marketing
Canon U.S.A., Inc.      [U.S.A.]
Canon Canada Inc.      [Canada]
Canon Latin America, Inc.      [U.S.A.]
Canon Europa N.V.      [Netherlands]
Canon Europe Ltd.      [U.K.]
Canon (UK) Ltd.      [U.K.]
Canon France S.A.S.      [France]
Canon Deutschland GmbH       [Germany]
Canon Ru LLC      [Russia]
Canon Middle East FZ-LLC      [U.A.E.]
Canon (China) Co., Ltd.      [China]
Canon Hongkong Co., Ltd.       [Hong Kong]
Canon Korea Consumer Imaging Inc.      [Korea]
Canon Singapore Pte. Ltd.       [Singapore]
Canon Australia Pty. Ltd.      [Australia]
Canon do Brasil Indústria e Comércio Limitada      [Brazil]
Canon Chile, S.A.      [Chile]
Canon South Africa Pty. Ltd.      [South Africa]
R&D, Manufacturing and Marketing
Canon Electronic Business Machines (H.K.) Co., Ltd.       [Hong Kong]

I-2-34

(7) Employees
Consolidated

Number of employees	168,879 persons

(Increase of 1,899 persons from the previous term)

Americas	11,084 persons

Europe	12,004 persons

Japan	73,635 persons

Others	72,156 persons

Non-Consolidated

Number of employees	25,683 persons
(Increase of 271 persons from the previous term)

I-2-35

(8) Principal Subsidiaries
■ Subsidiaries

Company Name	Capital Stock (millions of yen)	Ratio of Voting
		Rights of the	Main Activities
		Company (%)

Canon Marketing Japan Inc.	73,303	55.2	Domestic sale of business machines, cameras, etc.

Canon Electronics Inc.	4,969	55.1	Manufacture and sale of information related equipment and precision machinery units for cameras

Canon Finetech Inc.	3,451	58.1	Manufacture and sale of printers, peripheral devices for business machines and chemicals, etc.

Canon Software Inc.	1,348	57.6	Development and sale of computer software

Canon Machinery Inc.	2,712	64.6	Manufacture and sale of semiconductor production equipment and automation/laborsaving equipment

Tokki Corporation	6,573	66.5	Development, manufacture and sale of equipment for manufacturing organic EL display panels, etc.

Asia Pacific System Research Co., Ltd.	2,400	87.9	Design, development, operation and maintenance of software and systems

e-System Corporation	5,005	62.1	Introduction of Customer Relationship Management System, etc.

Oita Canon Inc.	80	100.0	Manufacture of cameras

Canon U.S.A., Inc.	204,355 thousands of U.S.$	100.0	Sale of business machines, cameras, etc. in the Americas

Canon Europa N.V.	290,600 thousands of Euro	100.0	Sale of business machines, cameras, etc. in Europe

Notes:	1.	The ratio of the Company’s voting rights in Canon Marketing Japan Inc. and Canon Finetech Inc. are calculated together with the number of voting rights held by subsidiaries.

	2.	The ratio of the Company’s voting rights in Canon Software Inc., Asia Pacific System Research Co., Ltd. and e-System Corporation are based on the number of voting rights held by subsidiaries.

	3.	The ratio of the Company’s voting rights in Asia Pacific System Research Co., Ltd. is calculated based on the number of voting rights as of September 30, 2009.
■ Consolidated Status
  The number of consolidated subsidiaries was 241, and the number of affiliated companies accounted for by the equity method was 15.

I-2-36

(9) Other Important Items Regarding Current Conditions of the Canon Group
(i)	On January 1, 2010, Canon Inc. received sales, service and support functions for semiconductor production equipment and mirror projection mask aligners for LCD panels from Canon Marketing Japan Inc. This was in an effort to fortify our industry equipment business by establishing a completely integrated system from development to production, sales and servicing.

(ii)	On February 1, 2010, Asia Pacific System Research Co., Ltd. exercised a share exchange with Canon Electronics Inc. and became a wholly owned subsidiary of Canon Electronics Inc. This was in an effort to further accelerate business decision-making by integrating the two companies.

(iii)	On January 26, 2010, Canon Marketing Japan Inc. concluded a share exchange agreement with Canon Software Inc. (“Canon Software”), making Canon Software a wholly owned subsidiary effective May 1, 2010. This was in an effort to further fortify and streamline our consolidated business base and accelerate the making of IT solutions business of Canon Marketing Japan Group into a core business.

(iv)	On February 8, 2010, Canon Inc. concluded a share exchange agreement with Canon Finetech Inc. (“Canon Finetech”), making Canon Finetech a wholly owned subsidiary effective May 1, 2010. This was in an effort to facilitate the organic integration of management resources between both companies and further enhance the synergies throughout the Canon Group to promote speed of management and solidify our position in the office equipment segment.
2. Shares of the Company
Number of Shares Issuable      3,000,000,000 shares
Issued Shares, Capital Stock and Number of Shareholders

	As of the end of	Change during	As of the end of
	the Previous Term	This Term	This Term

Issued Shares (share)	1,333,763,464	0	1,333,763,464

Capital Stock (yen)	174,761,797,475	0	174,761,797,475

Number of	184,789	Decrease of	169,172
Shareholders (person)		15,617

I-2-37

Major Shareholders (Ten shareholders)

	Number of	Share-
	Shares Held	holding
Name of Shareholders	(thousands of	Ratio (%)
	shares)

The Dai-Ichi Mutual Life Insurance Company	74,649	6.0

Japan Trustee Services Bank, Ltd. (Trust Account)	67,840	5.5

The Master Trust Bank of Japan, Ltd. (Trust Account)	51,665	4.2

Moxley and Co.	50,458	4.1

JP Morgan Chase Bank 380055	39,866	3.2

Mizuho Corporate Bank, Ltd.	25,919	2.1

Sompo Japan Insurance Inc.	22,910	1.9

The Chase Manhattan Bank, N.A. London S.L. Omnibus Account	21,863	1.8

State Street Bank and Trust Company 505225	20,850	1.7

State Street Bank and Trust Company	19,681	1.6

Notes:	1.	Shareholding ratio is calculated by deducting number of treasury shares (99,288 thousand shares) from total shares issued.

	2.	With respect to The Dai-Ichi Mutual Life Insurance Company, in addition to the above, there are 6,180 thousand shares of the Company’s stock, in the form of trust property relating to retirement allowance trust.

	3.	With respect to Mizuho Corporate Bank, Ltd., in addition to the above, there are 7,704 thousand shares of the Company’s stock, in the form of trust property relating to retirement allowance trust.
Shareholding Ratio by Category

I-2-38

3. Share Options of the Company
Share Options Issued as Stock Options
(i)	Share Options Held by the Directors and Corporate Auditors of the Company as of the end of this term

	Number of share	Class and
	options	number of shares	Exercise period	Number of
	(Exercise price	to be acquired		holders
per share)

1st Share	3,400 options	Common stock	May 1, 2010 to	Directors
Options	(5,502 yen)	340,000 shares	April 30, 2014	24 persons

2nd Share	5,500 options	Common stock	May 1, 2011 to	Directors
Options	(3,287 yen)	550,000 shares	April 30, 2015	25 persons

(ii)	Share Options Issued to the Employees of the Company during this term

	Number of share	Class and
	options	number of shares	Exercise period	Number of
	(Exercise price	to be acquired		holders
per share)

2nd Share	4,040 options	Common stock	May 1, 2011 to	Employees of
Options	(3,287 yen)	404,000 shares	April 30, 2015	the Company
39 persons

(iii)	Issue Price of Share Options
     No cash payment is required.
(iv)	Other Conditions for Exercise of Share Options
a.	One (1) share option may not be exercised partially.
b.	Each holder of share options must continue to be a director, executive officer or employee of the Company until the end of the Company’s Ordinary General Meeting of Shareholders regarding the final business term within two (2) years from the end of the Ordinary General Meeting of Shareholders which the issuance of such share options was resolved.
c.	Holders of share options will be entitled to exercise their share options for two (2) years, and during the exercisable period, even after they lose their positions as directors, executive officers or employees. However, if a holder of share options loses such position due to resignation at his/her initiative, or due to dismissal or discharge by the Company, his/her share options will immediately lose effect.
d.	No succession by inheritance is authorized for the share options.
e.	Besides the above, other conditions shall be stipulated in an agreement to be executed between the Company and grantee of share options, based on the resolution of the Board of Directors’ meeting.

I-2-39

4. Directors and Corporate Auditors
(1) Directors and Corporate Auditors

Position	Name	Business in Charge or
Important Concurrent Posts

Chairman & CEO	Fujio Mitarai	Chairman of Nippon Keidanren

President & COO	Tsuneji Uchida

Executive Vice President & CFO	Toshizo Tanaka	Senior General Manager of Policy & Economy Research Center

Executive Vice President & CTO	*Toshiaki Ikoma	Group Executive of Corporate R&D Headquarters, Chief Executive of Optical Products Operations, President of The Canon Foundation and Director of Hitachi Metals, Ltd.

Senior Managing Director	Nobuyoshi Tanaka	Group Executive of Corporate Intellectual Property and Legal Headquarters

Senior Managing Director	Junji Ichikawa	Chairman and Representative Director and President of Canon ANELVA Corporation

Senior Managing Director	Akiyoshi Moroe	Group Executive of External Relations Headquarters and Group Executive of Human Recources Management & Organization Headquarters

Senior Managing Director	Kunio Watanabe	Group Executive of Corporate Planning Development Headquarters

Senior Managing Director	Yoroku Adachi	President & CEO of Canon U.S.A., Inc.

Senior Managing Director	Yasuo Mitsuhashi	Chief Executive of Peripheral Products Operations and Chief Executive of Chemical Products Operations

Managing Director	Tomonori Iwashita	Group Executive of Environment Headquarters and Group Executive of Quality Management Headquarters

Managing Director	Masahiro Osawa	Group Executive of Finance & Accounting Headquarters

Managing Director	Shigeyuki Matsumoto	Group Executive of Device Technology Development Headquarters

Managing Director	Katsuichi Shimizu	Chief Executive of Inkjet Products Operations

Managing Director	Ryoichi Bamba	President of Canon Europa N.V. and President of Canon Europe Ltd.

Managing Director	Toshio Homma	Chief Executive of L Printer Products Operations

Managing Director	Masaki Nakaoka	Chief Executive of Office Imaging Products Operations

Managing Director	Haruhisa Honda	Group Executive of Production Engineering Headquarters

Director	Toshiyuki Komatsu	Deputy Group Executive of Corporate Planning Development Headquarters

Director	Tetsuro Tahara	Group Executive of Global Manufacturing & Logistics Headquarters

Director	Seijiro Sekine	Deputy President and Representative Executive Officer of Japan Post Holdings Co., Ltd.

Director	Shunji Onda	Group Executive of Global Procurement Headquarters

Director	Kazunori Fukuma	President & Representative Director of SED Inc.

Director	Hideki Ozawa	President of Canon (China) Co., Ltd.

Director	Masaya Maeda	Group Executive of Image Communication Products Operations

I-2-40

Business in Charge or
Position	Name	Important Concurrent Posts

Corporate Auditor	Keijiro Yamazaki	Auditor of Canon Finetech Inc.

Corporate Auditor	Kunihiro Nagata	Auditor of Canon Marketing Japan Inc. and Auditor of Canon Electronics Inc.

Corporate Auditor	Tadashi Ohe	Attorney, Auditor of Marui Group Co., Ltd. and Auditor of Kao Corporation

Corporate Auditor	Yoshinobu Shimizu	Certified Public Accountant, Auditor of Mitsubishi UFJ Trust and Banking Corporation and Auditor of Canon Electronics Inc.

Corporate Auditor	Minoru Shishikura	Auditor of Canon Marketing Japan Inc. and Auditor of Canon Finetech Inc.

Notes:	1.	Mr. Fujio Mitarai, Mr. Tsuneji Uchida and Mr. Toshizo Tanaka are Representative Directors.
	2.	Director with asterisk was newly elected at the Ordinary General Meeting of Shareholders for the 108th Business Term held on March 27, 2009, and assumed his office.
	3.	Corporate Auditors Mr. Tadashi Ohe, Mr. Yoshinobu Shimizu and Mr. Minoru Shishikura are Outside Corporate Auditors defined by Item 16, Article 2 of the Corporation Law.
	4.	Corporate Auditor Mr. Kunihiro Nagata had experienced accounting operation at the Company for many years and has a wealth of expertise in finance and accounting.
	5.	Corporate Auditor Mr. Yoshinobu Shimizu is a Certified Public Accountant and has a wealth of expertise in finance and accounting.
	6.	Corporate Auditor Mr. Minoru Shishikura had experienced financial operation at an insurance company for many years and has a wealth of expertise in finance.
	7.	“Business in Charge or Important Concurrent Posts” of Directors Mr. Toshizo Tanaka and Mr. Yasuo Mitsuhashi, as of January 1, 2010, have been changed as follows.
		Toshizo Tanaka	Senior General Manager of Policy & Economy Research Center and Group Executive of General Affairs Headquarters
		Yasuo Mitsuhashi	Chief Executive of Peripheral Products Operations
(2) Remuneration and Other Amounts to Directors and Corporate Auditors

Directors	26 persons	1,654 million yen
Corporate Auditors	5 persons	105 million yen
     (including 53 million yen for 3 Outside Corporate Auditors)

Notes:	1.	The above persons include 1 Director who has retired at the conclusion of the Ordinary General Meeting of Shareholders for the 108th Business Term held on March 27, 2009.
	2.	Directors’ remuneration and other amounts do not include amount paid as salary for employees to those Directors who are also employees.
	3.	Directors’ remuneration and other amounts include provisions for directors’ bonuses for this term in the amount of 127 million yen.
	4.	Directors’ remuneration and other amounts include expenses related to the share options issued pursuant to the resolution of the 107th Ordinary General Meeting of Shareholders, held on March 28, 2008, and the share options issued pursuant to the resolution of the 108th Ordinary General Meeting of Shareholders, held on March 27, 2009, in the amount of 341 million yen.
	5.	The above remuneration and other amounts include an increased amount of accrued directors’ retirement benefits for this term (Directors 225 million yen, Corporate Auditors 11 million yen (including 5 million yen for Outside Corporate Auditors)).
	6.	In addition to the above, Directors and Corporate Auditors received the following remuneration and other amounts.

Directors’ allowance paid pursuant to the resolution of the Ordinary General Meeting of Shareholders for the 108th Business Term held on March 27, 2009

Director	1 person	26 million yen

The amount includes increased amount of accrued directors’ retirement benefits, disclosed in the business report for this business term and in prior business terms.

I-2-41

(3) Outside Directors and Outside Corporate Auditors
Relation Between Important Organization of Concurrent Post and Canon Inc.

Name	Concurrent Post	Organization of	Relation with
		Concurrent Post	Canon Inc.

Tadashi Ohe	Outside Corporate Auditor	Marui Group Co., Ltd.	No special relation

	Outside Corporate Auditor	Kao Corporation	No special relation

Yoshinobu Shimizu	Outside Corporate Auditor	Mitsubishi UFJ Trust and Banking Corporation	No special relation

	Outside Corporate Auditor	Canon Electronics Inc.	Subsidiary

Minoru Shishikura	Outside Corporate Auditor	Canon Marketing Japan Inc.	Subsidiary

	Outside Corporate Auditor	Canon Finetech Inc.	Subsidiary

Principal Activities

Name	Principal Activities

Tadashi Ohe	Attended 12 out of 19 Board of Directors meetings and 18 out of 19 Board of Corporate Auditors meetings held during this term, and provided expert input as an attorney when necessary.

Yoshinobu Shimizu	Attended 18 out of 19 Board of Directors meetings and all 19 of the Board of Corporate Auditors meetings held during this term, and provided expert input as a Certified Public Accountant when necessary.

Minoru Shishikura	Attended all 19 of the Board of Directors meetings and 18 out of 19 Board of Corporate Auditors meetings held during this term, and provided input based on his insight in financial operation when necessary.

Remuneration and Other Amounts Received by Outside Directors and Outside Corporate Auditors from the Company’s Subsidiaries
     Remuneration and other amounts received during this term by Outside Corporate Auditors from the Company’s subsidiaries for their services as Outside Corporate Auditors amounted to 11 million yen.

I-2-42

5. Accounting Auditor
(1) Name of Accounting Auditor
Ernst & Young ShinNihon LLC
(2) Remuneration and Other Amounts to Accounting Auditor for This Term

Amount

(i)	Remuneration and other amounts payable by the Company for the services defined in Paragraph 1, Article 2 of the Certified Public Accountants Act	522 million yen

(ii)	Total amount of cash and other financial benefits payable by the Company and its subsidiaries to the Accounting Auditor	1,050 million yen

Notes:	1.	In the audit agreement between the Company and the Accounting Auditor, remuneration amounts are determined on a lump-sum without breakdown into a separate remuneration amount for auditing in accordance with the Corporation Law and in accordance with the Financial Instruments and Exchange Law. Accordingly, the amounts shown in (i) above represent total amounts of remuneration and other amounts for both of these auditing services.

	2.	The Company pays remuneration to the Accounting Auditor for their advisory services in addition to the services defined in Paragraph 1, Article 2 of the Certified Public Accountants Act.

	3.	Among the Company’s principal subsidiaries, Asia Pacific System Research Co., Ltd. is audited by KPMG AZSA & Co., Canon U.S.A., Inc. is audited by Ernst & Young LLP and Canon Europa N.V. is audited by Ernst & Young Accountants LLP.
(3)	Policy Regarding Decision to Either Dismiss or Not Reappoint Accounting Auditor
     The Board of Corporate Auditors, by unanimous agreement, will dismiss the Accounting Auditor when confirmed that the Accounting Auditor falls under any Item of Paragraph 1, Article 340 of the Corporation Law.
     In addition to the above, should anything occur to negatively impact the qualifications or independence of the Accounting Auditor, making it unlikely that the Accounting Auditor will be able to properly perform an audit, the Directors will propose, with the agreement of the Board of Corporate Auditors, or as requested by the Board of Corporate Auditors, not to reappoint the Accounting Auditor at a General Meeting of Shareholders.

I-2-43

6.	Systems for Ensuring Propriety of Operations
     As systems for ensuring the propriety of the Company’s operations, the Board of Directors has adopted a resolution as follows:
(1)	System for Ensuring the Performance of Duties by Directors and Employees to Comply with Laws and Articles of Incorporation
(i)	Based on the spirit of the “Three Selfs” (self-motivation, self-management, and self-awareness)—a Canon universal principle dating back to the Company’s founding—the Company established the Canon Group Code of Conduct as a standard to which Directors, Executive Officers and employees must adhere when performing their work. A Committee that manages and oversees this initiative promotes compliance activities to develop law-abiding, independent and strong individuals with a high sense of ethics.

(ii)	Policies and measures set forth by the Committee above are implemented throughout the Company with the assistance of compliance staff assigned to each division.

(iii)	Each division establishes internal rules and guidelines to help ensure that all Directors, Executive Officers and employees thoroughly understand the laws and regulations of Japan and other countries.

(iv)	The Company ensures Directors, Executive Officers and employees the implementation of the basic policy that provides not to have any relation with antisocial forces under any circumstances, and also maintains and improves the cooperation structure with external institutions such as police by establishing a department in charge.

(v)	The Company’s internal auditing, legal, and other divisions work to strengthen compliance through law-abidance guidance and monitoring on its business activities.

(vi)	An in-house hotline system is employed to promote internal self-checks to prevent illegal or unethical activities and help prevent improprieties.
(2)	System for Maintaining and Managing Information Relating to the Performance of Duties by Directors
(i)	Information relating to the performance of duties by Directors is maintained and managed in accordance with the Company’s basic rules for document management addressing the creation, sending and receiving, storage, retention, and destruction of documents, and other in-house rules.

(ii)	A system is established that enables Directors, Corporate Auditors, and internal auditing to access this information anytime.

I-2-44

(3)	Rules and Other Systems Regarding Management of Risk of Loss
(i)	Important matters are carefully deliberated at the Executive Committee and in other Management Committees on specific action plans to eliminate or reduce business risks.

(ii)	Business processes are specified and risks are evaluated based on guidelines set forth by a committee that oversees financial risk management to ensure the accuracy and reliability of financial reporting. This must be documented in writing, and the status of control activity is regularly confirmed to make risk management effectively work.

(iii)	A risk management system is created through the formulation and observance of various in-house rules to protect the Company from diversifying risks (quality, environmental, disaster, information-related, export management, etc.) and maintain public faith. In particular, Basic Policies Regarding Product Safety have been established, which govern efforts in supplying customers with safe products that will allow comfortable and satisfactory use.

(iv)	Wide-ranging audits of various types and promotion of the in-house hotline system by internal auditing are carried out for the early detection and resolution of risks.
(4)	System for Assuring Directors’ Efficient Execution of Duties
(i)	The Executive Committee and Management Committees are established and important matters are carefully deliberated in advance by Directors, Executive Officers and relevant managers to promote prompt and appropriate decision making by Directors.

(ii)	Based on explanation of management policies in long-term management plans, the Company goals are given concrete shape in medium-term plans, and each division is thoroughly informed of the content of these plans. Furthermore, annual and quarterly short-term plans and monthly budgetary control are used to monitor performance progress, through which the Company makes optimum use of management resources.

I-2-45

(5)	System for Ensuring Appropriate Operations of the Corporate Group Comprised of Corporation, its Parent Companies and Subsidiaries
(i)	Based on the “Canon Group Code of Conduct,” the Company promotes Groupwide compliance and infuses an awareness of compliance and corporate ethics to share as a set of common values for the Group.

(ii)	Policies and measures set forth by the Committee managing and overseeing the “Canon Group Code of Conduct” are implemented at each Group company by compliance staff assigned to it.

(iii)	The internal auditing, legal, and other divisions enhance compliance by providing guidance and monitoring with regard to the observance of laws in the business activities of all Group companies.

(iv)	The soundness and efficiency of the Group’s business activities are ensured through the formulation of Groupwide medium-term plans and deliberations in the Management Committee.
(6)	Matters Regarding Employees Who Assist the Duties of Corporate Auditors When Corporate Auditors Request Assignment of Such Employees
(i)	A division is established specifically to assist Corporate Auditors with their duties.

(ii)	Full-time employees of a requisite number are assigned to the division.
(7)	Matters Regarding Independence of the Employees in (6) Above From Directors
(i)	The division is an organization independent of the Board of Directors.

(ii)	Changes in the division’s personnel require the prior consent of the Board of Corporate Auditors.

I-2-46

(8)	System for Directors and Employees to Report to Corporate Auditors and System for Other Types of Reporting to Corporate Auditors
(i)	Directors promptly report to Corporate Auditors matters that may have a significant impact on the Company when such matters emerge or are likely to emerge.

(ii)	Directors, Executive Officers and employees deliver reports periodically to Corporate Auditors regarding matters Directors and the Corporate Auditors have previously agreed upon in consultations.

(iii)	Corporate Auditors attend the Executive Committee and other important meetings.

(iv)	An in-house hotline system is adopted to allow Corporate Auditors to receive information from employees.
(9)	Other Systems for Securing the Effectiveness of Auditing by Corporate Auditors
(i)	Corporate Auditors periodically receive reports from accounting auditors.

(ii)	The Company establishes the systems for providing cooperation and allowing field audits of internal divisions and affiliates to be performed efficiently by Corporate Auditors.

I-2-47

Consolidated Financial Statements

Consolidated Balance Sheets

ASSETS	Millions of yen

	As of Dec. 31,	As of Dec. 31,
	2009	2008

Current assets:
Cash and cash equivalents	795,034	679,196
Short-term investments	19,089	7,651
Trade receivables, net	556,572	595,422
Inventories	373,241	506,919
Prepaid expenses and other current assets	273,843	275,660

Total current assets	2,017,779	2,064,848

Noncurrent receivables	14,936	14,752
Investments	114,066	88,825
Property, plant and equipment, net	1,269,785	1,357,186
Intangible assets, net	117,396	119,140
Other assets	313,595	325,183

Total assets	3,847,557	3,969,934

LIABILITIES AND EQUITY		Millions of yen

	As of Dec. 31,	As of Dec. 31,
	2009	2008

Current liabilities:
Short-term loans and current portion of long-term debt	4,869	5,540
Trade payables	339,113	406,746
Accrued income taxes	50,105	69,961
Accrued expenses	274,300	277,117
Other current liabilities	115,303	184,636

Total current liabilities	783,690	944,000

Long-term debt, excluding current installments	4,912	8,423
Accrued pension and severance cost	115,904	110,784
Other noncurrent liabilities	63,651	55,745

Total liabilities	968,157	1,118,952

Commitments and contingent liabilities
Equity:
Canon Inc. stockholders’ equity:
Common stock	174,762	174,762
[Authorized shares] (share)	[3,000,000,000 ]	[3,000,000,000 ]
[Issued shares] (share)	[1,333,763,464 ]	[1,333,763,464 ]
Additional paid-in capital	404,293	403,790
Legal reserve	54,687	53,706
Retained earnings	2,871,437	2,876,576
Accumulated other comprehensive income (loss)	(260,818)	(292,820)
Treasury stock, at cost	(556,252)	(556,222)
[Treasury shares] (share)	[99,288,001 ]	[99,275,245 ]

Total Canon Inc. stockholders’ equity	2,688,109	2,659,792

Noncontrolling interests	191,291	191,190

Total equity	2,879,400	2,850,982

Total liabilities and equity	3,847,557	3,969,934

<Notes to Consolidated Balance Sheets as of December 31, 2009>
1. Allowance for doubtful receivables:	11,343 million yen
2. Accumulated depreciation:	1,815,982 million yen
3. Accumulated other comprehensive income (loss) includes foreign currency translation adjustments, net unrealized gains and losses on securities, net gains and losses on derivative financial instruments and pension liability adjustments.

4. Guarantee obligations for bank loans taken out by employees:	18,526 million yen

<Note to Per Share Information as of December 31, 2009>
Canon Inc. stockholders’ equity per share	2,177.53 yen

I-2-48

Consolidated Statements of Income

Millions of yen

	Year ended	Year ended
	Dec. 31, 2009	Dec. 31, 2008

Net sales	3,209,201	4,094,161

Cost of sales	1,781,808	2,156,153

Gross profit	1,427,393	1,938,008

Operating expenses:

Selling, general and administrative expenses	905,738	1,067,909

Research and development expenses	304,600	374,025

	1,210,338	1,441,934

Operating profit	217,055	496,074

Other income (deductions):

Interest and dividend income	5,202	19,442

Interest expense	(336)	(837)

Other, net	(2,566)	(33,532)

	2,300	(14,927)

Income before income taxes	219,355	481,147

Income taxes	84,122	160,788

Consolidated net income	135,233	320,359

Less: Net income attributable to noncontrolling interests	3,586	11,211

Net income attributable to Canon Inc.	131,647	309,148

<Note to Per Share Information for the year ended December 31, 2009>
Net income attributable to Canon Inc. stockholders per share
Basic	106.64 yen
Diluted	106.64 yen

I-2-49

Consolidated Statement of Equity

Millions of yen
		Additional paid-in capital			Accumulated		Total
	Common		Legal	Retained	other	Treasury	Canon Inc.
	stock		reserve	earnings	comprehensive	stock	stockholders’
					income (loss)		equity

Balance at December 31, 2008	174,762	403,790	53,706	2,876,576	(292,820)	(556,222)	2,659,792

Equity transactions with noncontrolling interests and other		503					503
Dividends paid to Canon Inc. stockholders				(135,793)			(135,793)
Dividends paid to noncontrolling interests
Transfers to legal reserve			981	(981)			-
Comprehensive income:
Net income				131,647			131,647
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments					33,340		33,340
Net unrealized gains and losses on securities					2,150		2,150
Net gains and losses on derivative instruments					(1,422)		(1,422)
Pension liability adjustments					(2,066)		(2,066)

Total comprehensive income							163,649

Repurchase of treasury stock, net				(12)		(30)	(42)

Balance at December 31, 2009	174,762	404,293	54,687	2,871,437	(260,818)	(556,252)	2,688,109

Millions of yen

	Noncontrolling	Total
	interests	equity

Balance at December 31, 2008	191,190	2,850,982

Equity transactions with noncontrolling interests and other	(1,376)	(873)
Dividends paid to Canon Inc. stockholders		(135,793)
Dividends paid to noncontrolling interests	(3,326)	(3,326)
Transfers to legal reserve		-
Comprehensive income:
Net income	3,586	135,233
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	30	33,370
Net unrealized gains and losses on securities	67	2,217
Net gains and losses on derivative instruments	(1)	(1,423)
Pension liability adjustments	1,121	(945)

Total comprehensive income	4,803	168,452

Repurchase of treasury stock, net		(42)

Balance at December 31, 2009	191,291	2,879,400

<Note to Consolidated Statement of Equity>
Pension liability adjustments include actuarial loss, prior service credit and net transition obligation.

I-2-50

Notes to Consolidated Financial Statements
<Notes to Basic Significant Matters Regarding Preparation of Consolidated Financial Statements>
Significant Accounting Policies
1. Group Position
     The number of consolidated subsidiaries was 241, and the number of affiliated companies accounted for by the equity method was 15.
2. Basis of Presentation
     The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) pursuant to the provision of Paragraph 1, Article 120 of the previous Company Accounting Regulations based on Article 2 of supplementary provision (Act of Justice Ministry No. 46 issued and effective in 2009) of current Company Accounting Regulations. However, certain disclosures required under US GAAP are omitted pursuant to the same provision.
3. Cash Equivalents
     All highly liquid investments acquired with an original maturity of three months or less are considered to be cash equivalents.
4. Translation of Foreign Currencies
     Assets and liabilities denominated in foreign currencies are translated at the rate of exchange in effect at the balance sheet date. Exchange differences are charged or credited to income. Assets and liabilities of subsidiaries located outside Japan are translated into Japanese yen at the rates of exchange in effect at the balance sheet date and income and expense items are translated at the average exchange rates prevailing during the year. The resulting translation adjustments are reported in other comprehensive income (loss).
5. Inventories
     Inventories are stated at the lower of cost or market value. Cost is determined by the average method for domestic inventories and principally the first-in, first-out method for overseas inventories.
6. Investments
     Canon accounts for its debt and marketable equity securities as follows. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for-sale securities are excluded from earnings and are reported in other comprehensive income (loss) until realized. Realized gain and losses are determined on the average cost method.
7. Property, Plant and Equipment
     Property, plant and equipment are depreciated principally by the declining-balance method.

I-2-51

8. Goodwill and Other Intangible Assets
     Goodwill and other intangible assets with indefinite useful lives are not amortized, but are instead tested for impairment at least annually in the fourth quarter of each year, or more frequently if indicators of potential impairment exist. Intangible assets with finite useful lives are amortized over the respective estimated useful lives. Software is amortized on a straight-line basis over the period of three to five years.
9. Impairment of Long-Lived Assets
     Long-lived assets, such as property, plant and equipment, and acquired intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment change is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
10. Basis of Recording Allowances
(Allowance for doubtful accounts)
     An allowance for doubtful accounts is provided based on credit loss history and an evaluation of any specific doubtful accounts.
(Accrued pension and severance cost)
     Pension and severance cost is accrued based on the projected benefit obligations and the fair value of plan assets at the balance sheet date. Unrecognized actuarial loss is recognized by amortizing a portion in excess of a corridor (i.e., 10% of the greater of the projected benefit obligations or the fair value of plan assets) using the straight-line method over the average remaining service period of employees. Unrecognized prior service cost or credit is amortized using the straight-line method over the average remaining service period of employees.
11.	Taxes collected from customers and remitted to governmental authorities are excluded from revenues, cost and expenses in consolidated statements of income.
12. Stock-Based Compensation
     Canon measures stock-based compensation cost at the grant date, based on the fair value of the award, and recognizes the cost on a straight-line basis over the requisite service period.
13. Net Income Attributable to Canon Inc. Stockholders Per Share
     Basic net income attributable to Canon Inc. stockholders per share is computed by dividing net income by the weighted-average number of common shares outstanding during each year. Diluted net income attributable to Canon Inc. stockholders per share includes the effect from potential issuance of common stock based on the assumption that all stock options were exercised.
14. Recently Issued Accounting Guidance
     Canon adopted the Accounting Standards Codification issued by the Financial Accounting Standards Board in the third quarter beginning July 1, 2009. This adoption did not have a material impact on Canon’s consolidated results of operations and financial condition. As a result of the adoption of this guidance, throughout the notes to the consolidated financial statements, references to specific accounting guidance are not used.

I-2-52

     Canon adopted new guidance for noncontrolling interests in consolidated financial statements in the first quarter beginning January 1, 2009. Upon the adoption of this guidance, noncontrolling interests, which were previously referred to as minority interests and classified between total liabilities and stockholders’ equity on the consolidated balance sheets, are now included as a separate component of total equity. In addition, consolidated net income on the consolidated statements of income now includes the net income (loss) attributable to noncontrolling interests. The financial statement presentation requirements have been adopted retrospectively and prior year amounts have been reclassified or adjusted to conform to this guidance.
<Note for Additional Information>
(Recommended Cash Offer by Canon for All the Issued and Outstanding Ordinary Shares of Océ N.V.)
     Canon and Océ N.V. (“Océ”) have reached conditional agreement on November 16, 2009 that Canon intends to make a fully self-funded, public cash offer for all the issued and outstanding shares of Océ, which is listed on NYSE Euronext Amsterdam. In accordance with this agreement, Canon has been proceeding to acquire all the issued and outstanding ordinary shares of Océ.
1. Strategic Rationale
     Amid the increasingly competitive printing industry, Canon aims to further strengthen its business foundation in order to solidify the position as the global leader. The combination of Canon and Océ will render strong synergies in areas such as creating benefits from complementary technologies and products, reinforcing research and development on a global basis and acquiring strong sales and distribution networks, along with serving excellent clients.
2. Trade Name and Business Operation of Océ
(1)	Trade Name: Océ N.V.

(2)	Business Operation: Research and development, manufacture and sale of document management systems, printing systems for professionals and high-speed, wide format digital printing systems
3. Offer Period
From January 29, 2010 to March 1, 2010
(In the event that tender offer conditions are not fulfilled, Canon can extend the Offer Period)

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<Note to Significant Subsequent Events>
(Share Exchange Agreement to Make Canon Finetech Inc. a Wholly Owned Subsidiary of Canon Inc.)
     On February 8, 2010, the Board of Directors of Canon Inc. approved a share exchange under which Canon Inc. would make Canon Finetech Inc. (“Canon Finetech”) its wholly owned subsidiary, and on the same date, has entered into the share exchange agreement with Canon Finetech. As of February 8, 2010, Canon Inc. owned 57.59% of the outstanding shares issued by Canon Finetech.
1. Strategic Rationale of the Share Exchange
     Canon Inc. aims to facilitate the organic integration of management resources between Canon Inc. and Canon Finetech, further enhance the synergies throughout the Canon Group, and promote the flexibility and speed of its management, through the share exchange with Canon Finetech.
2. Overview of the Share Exchange Agreement
(1)	Method and Procedures

In accordance with the share exchange agreement reached on February 8, 2010, Canon Inc. will allot 0.38 shares of Canon Inc. for one share of Canon Finetech to the shareholders of Canon Finetech (excluding itself), who will hold the shares of Canon Finetech just before the planned acquisition date of all the outstanding shares (excluding shares already held by Canon Inc.)

Canon Inc. will execute the share exchange without obtaining the approval at the Meeting of Shareholders of Canon Inc., pursuant to the provision of Paragraph 3, Article 796 stated in the Corporation Law, which specifies the simplified share exchange procedure. Canon Inc. will not issue new shares for this transaction, and will allot its treasury stocks instead.

(2)	Share Exchange Ratio

The share exchange ratio is 0.38 shares of Canon Inc. for one share of Canon Finetech. As for the 24,496,816 shares of Canon Finetech held by Canon Inc., no shares will be allotted.

(3)	Measurement Rationale of the Share Exchange Ratio

In order to ensure fairness of calculating the share exchange ratio, both companies have separately requested an independent third party appraisal agency to calculate the share exchange ratio. Taking into account the results of the professional analyses and advice of the proposed share exchange ratio, the Board of Directors of the two companies have decided the announced share exchange ratio.

(4)	Common Stock Account

Common stock account will not increase as a result of this share exchange.

(5)	Schedule

March 24, 2010	Annual general meeting of shareholders to be held at Canon Finetech
(share exchange agreement to be approved)
May 1, 2010	Execution of the planned share exchange (effective date)

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Accounting Audit Report of Accounting Auditor on Consolidated Financial Statements
Report of Independent Auditors
February 9, 2010
The Board of Directors
Canon Inc.
Ernst & Young ShinNihon LLC
Noriharu Fujita
Certified Public Accountant
Designated and Engagement
Partner
Norimitsu Yanai
Certified Public Accountant
Designated and Engagement
Partner
Yuichiro Munakata
Certified Public Accountant
Designated and Engagement
Partner
Hiroki Suzuki
Certified Public Accountant
Designated and Engagement
Partner
     Pursuant to Paragraph 4, Article 444 of the Corporation Law, we have audited the consolidated balance sheet, the consolidated statement of income, the consolidated statement of equity and the notes to consolidated financial statements of Canon Inc. (the “Company”) applicable to the fiscal year from January 1, 2009 through December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
     We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

I-2-55

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Canon Group, which consisted of the Company and consolidated subsidiaries, applicable to the fiscal year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States under Paragraph 1, Article 120 of the previous Company Accounting Regulations based on Article 2 of supplementary provision (Act of Juctice Ministry No. 46 issued and effective in 2009) of current Company Accounting Regulations (refer to Note 2 of notes to basic significant matters regarding preparation of consolidated financial statements in the notes to consolidated financial statements).
Additional Information
     As mentioned in “14. Notes to Basic Significant Matters Regarding Preparation of Consolidated Financial Statements” of “Notes to Consolidated Financial Statements,” Canon Inc. adopted the new accounting guidance that was issued by the Financial Accounting Standards Board and was codified in Accounting Standards Codification 810, “Consolidations” (the provisions of which were previously included in Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No.51”) in the fiscal year beginning January 1, 2009, and prepared the consolidated financial statements in accordance with the said accounting standard.
     We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

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Audit Report of Board of Corporate Auditors on Consolidated Financial Statements
Audit Report on Consolidated Financial Statements
     Regarding the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statements of equity, and notes to consolidated financial statements) for the 109th business term from January 1, 2009, to December 31, 2009, we have prepared this Audit Report upon deliberation based on the audit reports prepared by each Corporate Auditor and hereby report as follows:
1.	Auditing Methods Employed by the Corporate Auditors and Board of Corporate Auditors and Details of Such Methods
     We established auditing policies, allocation of duties, and other relevant matters, and received reports from each Corporate Auditor regarding their execution of audits and results thereof, as well as reports from the Directors and the Accounting Auditor regarding performance of their duties, and sought explanations as necessary.
     Following the auditing policies and allocation of duties established by the Board of Corporate Auditors, each Corporate Auditor received reports from such as the Directors and employees regarding consolidated financial statements and sought explanations as necessary. Furthermore, we monitored and verified whether the Accounting Auditor maintained their independence and implemented appropriate audits, and received reports from the Accounting Auditor regarding the performance of their duties and sought explanations as necessary. In addition, we received notice from the Accounting Auditor that “System for ensuring that duties are performed properly” (matters set forth in each Item of Article 131 of the Company Accounting Regulations) is organized in accordance with the “Quality Management Standards Regarding Audits” (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations as necessary. Based on the above methods, we examined the consolidated financial statements for this business term.

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2.	Audit Results
          We confirm that the methods and results of the audit employed by the Accounting Auditor, Ernst & Young ShinNihon LLC, are proper.
     February 10, 2010

Board of Corporate Auditors, Canon Inc.

Corporate Auditor	Keijiro Yamazaki

Corporate Auditor	Kunihiro Nagata

Corporate Auditor	Tadashi Ohe

Corporate Auditor	Yoshinobu Shimizu

Corporate Auditor	Minoru Shishikura

Note:	Corporate Auditors, Tadashi Ohe, Yoshinobu Shimizu and Minoru Shishikura are Outside Corporate Auditors, as provided in Item 16, Article 2, and Paragraph 3, Article 335, of the Corporation Law.

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 Non-Consolidated Financial Statements
Non-Consolidated Balance Sheets

ASSETS		Millions of yen

	As of Dec. 31,	As of Dec. 31,
	2009	2008

Current assets	1,112,783	1,138,932

Cash and deposits	6,855	10,674

Notes receivable	190,667	176,449

Accounts receivable	458,927	431,598

Marketable securities	92,740	93,899

Finished goods	60,868	107,375

Work in process	83,073	109,933

Raw materials and supplies	3,997	4,360

Deferred tax assets	57,312	68,123

Short-term loans receivable	59,241	51,512

Other current assets	99,104	85,010

Allowance for doubtful receivables	(1)	(1)

Fixed assets	1,438,317	1,480,066

Property, plant and equipment, net	862,901	929,217

Buildings	469,571	510,730

Machinery	135,263	185,710

Vehicles	204	696

Tools and equipment	32,095	47,548

Land	148,217	137,987

Construction in progress	77,551	46,546

Intangible fixed assets	32,444	40,431

Software	29,922	37,469

Other intangibles	2,522	2,962

Investments and other assets	542,972	510,418

Marketable securities-noncurrent	40,970	15,427

Investments in affiliated companies	422,421	411,247

Long-term loans receivable	2,328	3,911

Long-term pre-paid expenses	12,518	12,529

Deferred tax assets-noncurrent	60,440	62,402

Guarantees	1,498	1,535

Other noncurrent assets	2,852	3,425

Allowance for doubtful receivables-noncurrent	(55)	(58)

Total assets	2,551,100	2,618,998

<Notes to Non-Consolidated Balance Sheets as of December 31, 2009>
1.	Accumulated depreciation of property, plant and equipment	1,122,921 million yen
	Accumulated impairment losses of property, plant and equipment	21,606 million yen
2.	Guarantees
	Mortgage bank loans for employees	16,256 million yen
3.	Receivables and Payables for affiliated companies
	Receivables	763,132 million yen
	Payables	530,826 million yen

<Note to Per Share Information as of December 31, 2009>
Net assets per share		1,467.76 yen

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LIABILITIES AND NET ASSETS		Millions of yen

	As of Dec. 31,	As of Dec. 31,
	2009	2008

Current liabilities	699,680	715,501

Notes payable	1,456	1,871

Accounts payable	330,763	322,109

Short-term loans payable	226,749	156,148

Other payables	37,717	99,325

Accrued expenses	51,667	64,610

Accrued income taxes	27,639	47,825

Deposits	8,644	9,690

Accrued warranty expenses	3,043	6,077

Accrued bonuses for employees	4,129	4,972

Accrued directors’ bonuses	127	244

Other current liabilities	7,746	2,630

Noncurrent liabilities	38,702	38,492

Accrued pension and severance cost	34,524	34,456

Accrued directors’ retirement benefits	1,786	1,576

Reserve for environmental provision	1,170	1,300

Accrued long service rewards for employees	1,176	1,160

Other noncurrent liabilities	46	-

Total liabilities	738,382	753,993

Stockholders’ equity	1,810,900	1,865,955

Common stock	174,762	174,762

Capital surplus	306,288	306,288

Additional paid-in capital	306,288	306,288

Other capital surplus	-	-

Retained earnings	1,886,102	1,941,127

Legal reserve	22,114	22,114

Other retained earnings	1,863,988	1,919,013

Reserve for special depreciation	1,566	4,664

Reserve for deferral of capital gain on property	2,701	2,578

Special reserves	1,249,928	1,249,928

Retained earnings brought forward	609,793	661,843

Treasury stock	(556,252)	(556,222)

Valuation and translation adjustments	1,008	(1,196)

Net unrealized gains (losses) on securities	1,384	(1,048)

Net deferred gains (losses) on hedges	(376)	(148)

Subscription rights to shares	810	246

Total net assets	1,812,718	1,865,005

Total liabilities and net assets	2,551,100	2,618,998

I-2-60

Non-Consolidated Statements of Income

		Millions of yen

	Year ended	Year ended
	Dec. 31, 2009	Dec. 31, 2008

Net sales	2,025,546	2,721,094

Cost of sales	1,471,056	1,801,801

Gross profit	554,490	919,293

Selling, general and administrative expenses	456,713	560,587

Operating profit	97,777	358,706

Other income	118,847	117,797

Interest income	792	1,419

Dividend income	15,522	13,512

Rental income	63,564	66,150

Royalty income	30,344	25,180

Miscellaneous income	8,625	11,536

Other expense	73,940	117,417

Interest expense	3,916	3,844

Depreciation of rental assets	57,040	59,121

Loss on disposal and write-off of inventories	-	38,873

Foreign exchange loss	681	5,678

Miscellaneous loss	12,303	9,901

Ordinary profit	142,684	359,086

Non-ordinary income	292	71

Gain on sales of fixed assets	204	39

Gain on sales of marketable securities-noncurrent	66	32

Gain on sales of investments in affiliated companies	22	-

Non-ordinary loss	20,688	26,155

Loss on sales and disposal of fixed assets	4,060	4,969

Loss on impairment of fixed assets	15,745	12,508

Loss on sales of marketable securities-noncurrent	72	-

Write-off of marketable securities-noncurrent	811	8,678

Income before income taxes	122,288	333,002

Income taxes —— Current	30,206	125,704

—— Deferred	11,304	(16,837)

Net income	80,778	224,135

<Notes to Non-Consolidated Statements of Income for the year ended December 31, 2009>
Transactions with affiliated companies
Sales	1,976,307 million yen
Purchase	1,331,599 million yen
Other transactions	116,625 million yen

<Note to Per Share Information for the year ended December 31, 2009>
Net income per share	65.44 yen

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Non-Consolidated Statement of Changes in Net Assets

	Stockholders’ equity

		Capital surplus		Retained earnings

	Common	Additional	Other	Legal	Reserve for
	stock	paid-in	capital	reserve	special
		capital	surplus		depreciation

Balance as of December 31, 2008	174,762	306,288	-	22,114	4,664

Changes in the term

Transfer to reserve for special depreciation					146

Reversal of reserve for special depreciation					(3,244)

Transfer to reserve for deferral of capital gain on property

Reversal of reserve for deferral of capital gain on property

Dividends paid

Net income

Purchase of treasury stock

Disposal of treasury stock

Net change of items other than stockholders’ equity

Total changes in the term	-	-	-	-	(3,098)

Balance as of December 31, 2009	174,762	306,288	-	22,114	1,566

1. Number of issued shares as of December 31, 2009	1,333,763,464 shares
2. Classes and number of treasury stock
(Shares)

Classes of stock	Balance as of	Increase	Decrease	Balance as of
	December 31, 2008			December 31, 2009

Common stock	99,275,245	16,518	3,762	99,288,001

(Reason for change)
The increase reflects the purchase of 16,518 shares based on the shareholders’ request for purchase of shares less-than-one-unit.
The decrease reflests the sale of 3,762 shares based on the shareholders’ request for the sale of shares less-than-one-unit.

I-2-62

								Millions of yen
Stockholders’ equity					Valuation and translation
					adjustments
Retained earnings
Other retained earnings			Treasury stock	Total stockholders’ equity	Net unrealized gains (losses) on securities	Net deferred gains (losses) on hedges	Subscription rights to shares	Total net assets
Reserve for
deferral of	Special	Retained
capital gain	reserves	earnings
on property

2,578	1,249,928	661,843	(556,222)	1,865,955	(1,048)	(148)	246	1,865,005

		(146)		–				–

		3,244		–				–

199		(199)		–				–

(76)		76		–				–

		(135,793)		(135,793)				(135,793)

		80,778		80,778				80,778

			(51)	(51)				(51)

		(10)	21	11				11

				–	2,432	(228)	564	2,768

123	–	(52,050)	(30)	(55,055)	2,432	(228)	564	(52,287)

2,701	1,249,928	609,793	(556,252)	1,810,900	1,384	(376)	810	1,812,718

3.	Payment for dividends

(1) Amount of dividends paid

Decision	Classes of stock	Cash dividend (Millions of yen)	Dividend per share (yen)	Base date	Effective date

March 27, 2009 Ordinary general meeting of shareholders	common stock	67,897	55.00	December 31, 2008	March 30, 2009

July 28, 2009 Board of directors’meeting	common stock	67,896	55.00	June 30, 2009	August 28, 2009

(2)	Dividends whose record date is included in the current fiscal year-end and effective date is after the current fiscal year-end.

Scheduled	Classes of stock	Cash dividend (Millions of yen)	A source of dividend	Dividend per share (yen)	Base date	Effective date

March 30, 2010 Ordinary general meeting of shareholders	common stock	67,896	Retained earnings	55.00	December 31, 2009	March 31, 2010

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Notes to Non-Consolidated Financial Statements
<Notes to Significant Accounting Policies>
1.	Valuation of Securities
(1)	Securities of subsidiaries and affiliates ---- stated at cost based on the moving average method.

(2)	Other securities: Securities with quotation ---- stated at fair value (unrealized holdings gains and losses are reported in net assets, when sold, the cost is based on the moving average method.)

Securities without quotation ---- stated at cost based on the moving average method.
2.	Valuation of Inventories
(1)	Finished goods; work in process ---- valued at cost based on the periodic average method (amount shown in the balance sheet is devaluated due to decline in profitability).

(2)	Raw materials and supplies ---- valued at cost based on the moving average method (amount shown in the balance sheet is devaluated due to decline in profitability).
3.	Depreciation Method of Fixed Assets
(1)	Property, plant and equipment (excluding lease assets) ---- calculated by declining-balance method. For buildings (excluding fixtures) acquired after April 1, 1998, depreciation is calculated by straight-line method.

<Additional information>
Useful lives of machinery and equipment have been revised from fiscal 2009, based on a fundamental review, triggered by an amendment to the Corporate Tax Law in Japan.

The effect of this change, depreciation costs increased by 5,531 million yen and operating profit, ordinary profit and income before taxes decreased by 3,229 million yen for the fiscal year ended December 31, 2009.
(2)	Intangible fixed assets ---- calculated by straight-line method. With regard to software for sale, calculated based on the estimated marketable period in consideration of marketing plan etc. of the relevant products (3 years), and with regard to internal-use software, calculated based on the estimated useful period in the Company (5 years).

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(3)	Lease assets ---- calculated by straight-line method. The engaged lease period is determined as the useful life of each lease asset.
4.	Deferred Charges ---- The items which can be deferred under the Corporation Law charged to operations as incurred.
5.	Basis of Recording Allowances
(1)	Allowance for doubtful accounts ---- provided as a general provision for uncollectible receivables ---- General accounts Allowances are provided using a rate determined by past debt experience.

---- Allowance for accounts considered to be uncollectible and accounts in bankruptcy filing are provided for individual estimated uncollectible amount, primarily determined based on the respective customer’s financial conditions.

(2)	Accrued warranty expenses ---- provides as general provision for product after-sales service expenses and no charge repair cost on an estimated amount based on the historical performance.

(3)	Accrued bonuses for employees ---- provided as a general provision for bonus to employees for this term based on an amount expected to pay.
(4)	Accrued directors’ bonuses ---- provided as general provision for bonus to directors for this term based on an amount expected to pay.

(5)	Accrued pension and severance cost ---- provided as general provision for employee retirement and severance benefits based on projected benefits obligation and expected plan asset. Prior service cost and actuarial variance are amortized by straight-line method with average remaining service periods.

(6)	Accrued directors’ retirement benefits ---- provision for directors’ retirement benefits based on the necessary amount at the fiscal year-end in accordance with management policy.

(7)	Reserve for environmental provision ---- provided as general provision for the future environmental-related cost, such as construction costs to prevent the proliferation of soil pollution, and also clean up costs of hazardous substances based on the related regulations.

(8)	Accrued long service rewards for employees ---- provided as general provision for reward for employees in accordance with management policy for long service employees for this term based on an amount expected to pay.

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6.	Hedge accounting
(1)	Hedge accounting ---- deferral hedge accounting has been applied.
(2)	Hedging instrument and hedged assets / liabilities

Hedging instrument ---- derivative transaction (foreign exchange contract)

Hedged assets / liabilities ---- accounts receivables denominated in foreign currency for forecasted transaction.

(3)	Hedge policy ---- derivative financial instruments are comprised principally of foreign exchange contracts to manage currency risk. The Company does not hold derivative financial instrument for trading purpose.

(4)	Assessment of hedge effectiveness ---- foreign exchange forward contracts due to the same currency of the same underlying at the same period are concluded to cover foreign currency fluctuation risk in the market based on the hedging policy, and thus is effective.
7.	Consumption Taxes ---- excluded from the statements of income and are accumulated in other receivables or other payables.
<Notes to Change in Accounting Policies>
(Measurement standard and valuation method of inventories)
Previously, the inventories held by the Company were primarily valued at cost, determined by periodic average method. Effective from the current fiscal year, the Company has applied “Accounting Standard for Measurement of Inventories” (Accounting standards Board of Japan (ASBJ) Statement No.9, issued July 5, 2006). Accordingly, from the current fiscal year, such inventories are mainly valued at cost, determined by periodic average method (amount shown in the balance sheet is devaluated due to decline in profitability).
The effect of this change, operating profit, ordinary profit and income before taxes decreased by 2,034 million yen for the fiscal year ended December 31, 2009.
Further, devaluation loss and disposal loss of inventories were previously recorded as “Other, net,” whereas currently recorded as “Cost of sales”.
The effect of this change, operating profit decreased by 19,382 million yen for the fiscal year ended December 31, 2009.

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(Lease transactions)
Previously, finance lease transactions that do not transfer ownership were accounted for in a manner of operating lease. Effective from the current fiscal year, the Company has applied “Accounting Standard for Lease Transactions” (ASBJ Statement No.13, issued March 30, 2007, revised from original standard issued by Corporate Accounting Council on June 17, 1993) and “Guidance on Accounting Standards for Lease Transactions” (ASBJ Guidance No.16, issued March 30, 2007, revised from original guidance issued by The Japanese Institute of Certified Public Accountants on January 18, 1994). Accordingly, from the current fiscal year, such lease transactions are accounted for in a similar manner with ordinary sale and purchase transactions.
The change of this accounting standard has no impact on the statements of income for the fiscal year ended December 31, 2009.
<Note to Deferred Income Tax>

1. Significant components of deferred tax assets
Accrued pension and severance cost	24,229	million yen
Devaluation loss on inventories	31,067	million yen
Loss on disposal and write-off of inventories	13,018	million yen
Outstanding enterprise tax	2,827	million yen
Depreciation of fixed assets in excess of limit	6,635	million yen
Loss on impairment of fixed assets	9,474	million yen
Excess in amortization of software	13,143	million yen
Amortization of deferred charges in excess of limit	9,127	million yen
Other	18,936	million yen

Subtotal deferred tax assets	128,456	million yen
Valuation reserve	(6,937)	million yen

Total deferred tax assets	121,519	million yen
2. Significant components of deferred tax liabilities
Reserve for special depreciation	(1,044)	million yen
Reserve for deferral of capital gain on property	(1,801)	million yen
Other	(922)	million yen

Total deferred tax liabilities	(3,767)	million yen

Net deferred tax assets	117,752	million yen

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<Notes to Transaction with Related Parties>

Status	Company name	Ratio of voting rights held by the company	Relationship with the Company	Transaction details	Transaction amount (millions of yen)	Item	Balance at December 31, 2009

Subsidiary	Canon Marketing Japan Inc.	(Possession) Direct: 55.2%	Sales of the Company’s products	Sales of the Company’s products	268,464	Accounts receivable	79,566

		Indirect: 0.0%	Interlocking directorate	Borrowings of funds	20,000	Short-term loans payable	40,000

Subsidiary	Oita Canon Inc.	(Possession) Direct: 100%	Sales of the Company’s products Interlocking directorate	Purchase of products, components and others	341,395	Accounts payable	97,401

		(Possession)	Sales of the	Sales of the Company’s	563,311	Notes receivable	190,607

Subsidiary	Canon U.S.A., Inc.	Direct: 100%	Company’s products	products		Accounts receivable	9,336

			Interlocking directorate	Borrowings of funds	19,383	Short-term loans payable	101,310

Subsidiary	Canon Europa N.V.	(Possession) Direct: 100%	Sales of the Company’s products Interlocking directorate	Sales of the Company’s products	673,929	Accounts receivable	207,339

Subsidiary	Canon Singapore Pte. Ltd.	(Possession) Direct: 100%	Sales of the Company’s products Interlocking directorate	Sales of the Company’s products	163,244	Accounts receivable	58,873

Subsidiary	Canon (China) Co.,Ltd.	(Possession) Direct: 100%	Sales of the Company’s products Interlocking directorate	Sales of the Company’s products	110,892	Account receivable	31,372

Conditions of transactions and policy regarding determination of conditions of transaction.

(Note 1)	The transactions above are determined on a fair price basis.
(Note 2)	Consumption taxes are excluded from the transaction amount, however, included in the balance at December 31, 2009.

(Note 3)	The loans payable from Canon Marketing Japan Inc. and Canon U.S.A., Inc. are intended to make best use of the funding in the Canon Group. Transaction amount shows net loan and repayment. The interests are determined reasonably based on market interest rate.

(Note 4)	Ratio of voting rights held by the Company for “Indirect” of Canon Marketing Japan Inc. shows 0.0% because the value is a fraction amount.

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<Note for Additional Information>
(Recommended Cash Offer by Canon for All the Issued and Outstanding Ordinary Shares of Océ N.V.)
     Canon and Océ N.V. (“Océ”) have reached conditional agreement on November 16, 2009 that Canon intends to make a fully self-funded, public cash offer for all the issued and outstanding shares of Océ, which is listed on NYSE Euronext Amsterdam. In accordance with this agreement, Canon has been proceeding to acquire all the issued and outstanding ordinary shares of Océ.
1.	Strategic Rationale
     Amid the increasingly competitive printing industry, Canon aims to further strengthen its business foundation in order to solidify the position as the global leader. The combination of Canon and Océ will render strong synergies in areas such as creating benefits from complementary technologies and products, reinforcing research and development on a global basis and acquiring strong sales and distribution networks, along with serving excellent clients.
2.	Trade Name and Business Operation of Océ
(1)	Trade Name: Océ N.V.

(2)	Business Operation: Research and development, manufacture and sale of document management systems, printing systems for professionals and high-speed, wide format digital printing systems
3.	Offer Period
From January 29, 2010 to March 1, 2010
(In the event that tender offer conditions are not fulfilled, Canon can extend the Offer Period)
<Note to Significant Subsequent Events>
(Share Exchange Agreement to Make Canon Finetech Inc. a Wholly Owned Subsidiary of Canon Inc.)
     On February 8, 2010, the Board of Directors of Canon Inc. approved a share exchange under which Canon Inc. would make Canon Finetech Inc. (“Canon Finetech”) its wholly owned subsidiary, and on the same date, has entered into the share exchange agreement with Canon Finetech. As of February 8, 2010, Canon Inc. owned 57.59% of the outstanding shares issued by Canon Finetech.

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1.	Strategic Rationale of the Share Exchange
     Canon Inc. aims to facilitate the organic integration of management resources between Canon Inc. and Canon Finetech, further enhance the synergies throughout the Canon Group, and promote the flexibility and speed of its management, through the share exchange with Canon Finetech.
2.	Overview of the Share Exchange Agreement
(1)	Method and Procedures

In accordance with the share exchange agreement reached on February 8, 2010, Canon Inc. will allot 0.38 shares of Canon Inc. for one share of Canon Finetech to the shareholders of Canon Finetech (excluding itself), who will hold the shares of Canon Finetech just before the planned acquisition date of all the outstanding shares (excluding shares already held by Canon Inc.)
Canon Inc. will execute the share exchange without obtaining the approval at the Meeting of Shareholders of Canon Inc., pursuant to the provision of Paragraph 3, Article 796 stated in the Corporation Law, which specifies the simplified share exchange procedure. Canon Inc. will not issue new shares for this transaction, and will allot its treasury stocks instead.

(2)	Share Exchange Ratio

The share exchange ratio is 0.38 shares of Canon Inc. for one share of Canon Finetech. As for the 24,496,816 shares of Canon Finetech held by Canon Inc., no shares will be allotted.

(3)	Measurement Rationale of the Share Exchange Ratio

In order to ensure fairness of calculating the share exchange ratio, both companies have separately requested an independent third party appraisal agency to calculate the share exchange ratio. Taking into account the results of the professional analyses and advice of the proposed share exchange ratio, the Board of Directors of the two companies have decided the announced share exchange ratio.

(4)	Common Stock Account and Reserves

Common stock account and reserves will not increase as a result of this share exchange.

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(5)	Schedule

March 24, 2010	Annual general meeting of shareholders to be held at Canon Finetech (share exchange agreement to be approved)
May 1, 2010	Execution of the planned share exchange (effective date)
3.	Trade Name, Business Operation, Scale and Others of the Counterparty
(1)	Trade Name: Canon Finetech Inc.

(2)	Business Operation: Manufacture and sale of printers, peripherals of office equipment, industrial equipment, consumables and other products

(3)	Common Stock: 3,451 million yen (As of December 31, 2009)

(4)	Net Assets: 73,184 million yen (consolidated) (As of December 31, 2009)

(5)	Total Assets: 95,955 million yen (consolidated) (As of December 31, 2009)

(6)	Sales: 108,148 million yen (consolidated) (For the year ended December 31, 2009)

(7)	Net Income: 2,226 million yen (consolidated) (For the year ended December 31, 2009)

(8)	Number of Employees: 7,429 persons (consolidated) (As of December 31, 2009)

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Accounting Audit Report of Accounting Auditor
Report of Independent Auditors
February 9, 2010
The Board of Directors
Canon Inc.
Ernst & Young ShinNihon LLC
Noriharu Fujita
Certified Public Accountant
Designated and Engagement
Partner
Norimitsu Yanai
Certified Public Accountant
Designated and Engagement
Partner
Yuichiro Munakata
Certified Public Accountant
Designated and Engagement
Partner
Hiroki Suzuki
Certified Public Accountant
Designated and Engagement
Partner
     Pursuant to Item 1, Paragraph 2 of Article 436 of the Corporation Law, we have audited the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in net assets, the notes to non-consolidated financial statements and the related supplementary schedules of Canon Inc. (the “Company”) applicable to the 109th fiscal year from January 1, 2009 through December 31, 2009. These non-consolidated financial statements and the related supplementary schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these non-consolidated financial statements and the related supplementary schedules based on our audit.
     We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and the related supplementary schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the non-consolidated financial statements and the related supplementary schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the related supplementary schedules. We believe that our audit provides a reasonable basis for our opinion.

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     In our opinion, the non-consolidated financial statements and the related supplementary schedules referred to above present fairly, in all material respects, the financial position and results of operations of Canon Inc. applicable to the 109th fiscal year ended December 31, 2009 in conformity with accounting principles generally accepted in Japan.
     We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

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Audit Report of Board of Corporate Auditors
Audit Report
     Regarding the performance of duties by the Directors for the 109th business term from January 1, 2009, to December 31, 2009, we have prepared this Audit Report upon deliberation based on the audit reports prepared by each Corporate Auditor and hereby report as follows:
1.	Auditing Methods Employed by the Corporate Auditors and Board of Corporate Auditors and Details of Such Methods
     We established auditing policies, allocation of duties and other relevant matters, and received reports from each Corporate Auditor regarding their execution of audits and results thereof, as well as reports from the Directors, other relevant personnel, and the Accounting Auditor regarding performance of their duties, and sought explanations as necessary.
     Each Corporate Auditor complied with the auditing standards of Corporate Auditors established by the Board of Corporate Auditors, followed the auditing policies, allocation of duties, and other relevant matters, communicated with such as the Directors, the internal auditing and other employees, and made efforts to establish the environment for collecting information and auditing, and participated in the meetings of the Board of Directors and other important meetings, received reports from such as the Directors and employees regarding performance of their duties, sought explanations as necessary, examined important authorized documents and associated information, and studied the operations and status of assets at the head office and principal offices. In addition, we monitored and verified the system for ensuring that the performance of duties by the Directors conforms to the related laws and regulations and Articles of Incorporation, as well as the resolution of the Board of Directors regarding the organization of the system stipulated in Item 1 and Item 3, Article 100, of the Enforcement Regulations of the Corporation Law and the status of the system based on such resolution (Internal Control System), which are necessary for ensuring propriety of company’s operations. With respect to subsidiaries, we communicated and exchanged information with Directors and Corporate Auditors of subsidiaries, and received business reports from subsidiaries as necessary. Based on the above methods, we examined the business report and the accompanying detailed statements for this business term.
     Furthermore, we monitored and verified whether the Accounting Auditor maintained their independence and implemented appropriate audits, and we received reports from the Accounting Auditor regarding the performance of their duties and sought explanations as necessary. In addition, we received notice from the Accounting Auditor that “System for ensuring that duties are performed properly” (matters set forth in each item of Article 131 of the Company Accounting Regulations) is organized in accordance with the “Quality Management Standards Regarding Audits” (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations as necessary. Based on the above methods, we examined the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statements of changes in net assets, and notes to non-consolidated financial statements) and the accompanying detailed statements for this business term.

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2.	Audit Results
(1)	Results of Audit of Business Report and Other Relevant Documents
1.
We confirm that the business report and the accompanying detailed statements fairly represent the Company’s conditions in accordance with the related laws and regulations and Articles of Incorporation.

2.	We have found no significant evidence of wrongful act or violation of related laws and regulations, nor the Articles of Incorporation with regard to the performance of duties by the Directors.

3.
We confirm that the content of the resolution of the Board of Directors regarding the Internal Control System is proper. In addition, we have found no matters on which to remark in regard to the performance of duties by the Directors regarding the Internal Control System.

(2)	Results of Audit of non-consolidated financial statements and the accompanying detailed statements
     We confirm that the methods and results of the audit employed by the Accounting Auditor, Ernst & Young ShinNihon LLC, are proper.
February 10, 2010
Board of Corporate Auditors, Canon Inc.

Corporate Auditor	Keijiro Yamazaki

Corporate Auditor	Kunihiro Nagata

Corporate Auditor	Tadashi Ohe

Corporate Auditor	Yoshinobu Shimizu

Corporate Auditor	Minoru Shishikura

Note:	Corporate Auditors, Tadashi Ohe, Yoshinobu Shimizu and Minoru Shishikura are Outside Corporate Auditors, as provided in Item 16, Article 2, and Paragraph 3, Article 335, of the Corporation Law.

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(4)	Disposition of material assets and assumption of material liabilities that have occurred at Canon and Canon Machinery after the end of the most recent fiscal year, and other event that would significantly affect the company assets
(i)	Canon Machinery

Not applicable.

(ii)	Canon
(a)	Making Canon Finetech Inc. Canon’s Wholly Owned Subsidiary
The Board of Directors of Canon adopted the resolution for the share exchange under which Canon would become a wholly owning parent company of Canon Finetech Inc. (“Canon Finetech”) and make Canon Finetech its wholly owned subsidiary at the meeting held on February 8, 2010, and Canon and Canon Finetech entered into the share exchange agreement. Prior to the share exchange, Canon owned 57.59% of the outstanding shares issued by Canon Finetech. The share exchange became effective on May 1, 2010, and Canon allotted and delivered 0.38 shares of Canon’s common stock for one share of common stock of Canon Finetech. For Canon shares to be delivered upon the share exchange, Canon delivered 6,850,683 shares held by it in treasury in lieu of issuing new shares.

In order to secure the fairness of the share exchange ratio, each of Canon and Canon Finetech requested an independent third-party appraisal agency to calculate the share exchange ratio, and deliberately examined the results of professional analyses and advice on the calculation of the proposed share exchange ratios submitted by the third party appraisal agencies. As a result, the Boards of Directors of Canon and Canon Finetech determined that Canon would allot and deliver 0.38 shares of Canon common stock for one share of common stock of Canon Finetech.

As a result of the share exchange, the carrying amount of Canon’s noncontrolling interest in Canon Finetech was decreased from ¥32,633 million to zero, as the difference between the fair value of the shares of Canon issued to the noncontrolling interest holders and the book value of the carrying amount of the noncontrolling interests was recognized as an adjustment to additional paid-in capital. Additionally, after the date of the exchange, all of the net income of Canon Finetech is attributable to Canon.

Canon made Canon Finetech its wholly owned subsidiary with the aim of facilitating the organic integration of both companies’ management resources, further enhancing the synergy effect throughout the Canon Group, and further elevating the flexibility and speed of management.
(b)	Acquisition of Océ N.V.
On March 9, 2010, Canon acquired 34.8% of the total outstanding shares of Océ N.V. (“Océ”), which is listed on NYSE Euronext Amsterdam market, through a fully self-funded public cash tender offer for consideration of ¥38,785 million. Subsequent to the March 9, 2010 acquisition date, Canon acquired an additional 9.8% of the total outstanding shares of Océ for consideration of ¥10,918 million during the post-acceptance period of the tender offer and also acquired 0.6% for consideration of ¥671 million through market purchases. In addition, Canon subsequently acquired Océ’s convertible cumulative financing preference shares representing 19.1% of the total outstanding shares of Océ for consideration of ¥8,027 million. As a result, in addition to the 22.9% interest Canon held before the public cash tender offer, Canon’s aggregate interest currently represents 87.2% of the total outstanding shares of Océ other than the shares held by Océ in treasury.

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Océ develops, produces and markets document and industrial-use printing systems and high-speed, wide-format digital printing systems. Canon and Océ have a strong complementary relationship on technologies and products. Canon is further strengthening its business foundation in order to achieve the No.1 position worldwide in the rapidly increasing competitive printing industry. Canon aims to reinforce its solution capability across the printing industry by making Océ its consolidated subsidiary.

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Guide Map to the General Meeting Place
Place:	Hotel Boston Plaza Kusatsu 3rd Floor, Lincoln Ball Room 1-27, Nishioji-cho, Kusatsu-shi, Shiga

Phone:	(077) 561-3311
Transportation Guide:
Railway:	in front of West Exit of the Kusatsu Station of JR Biwako Line (part of Tokaido Line) (approx. 18 minutes from the Kyoto Station)

Car:	Approx. 15 minutes from Ritto Interchange on the Meishin Expressway

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